DATED May 9, 2008

Between

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

And

THE PERSONS LISTED IN SCHEDULE 2

And

JINGLE PRIZE, INC.

SHAREHOLDERS' AGREEMENT

TABLE OF CONTENTS

Clause Nos		Page

THIS AGREEMENT IS DATED THE 9TH DAY OF MAY,2008

PARTIES

1. **CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.**, a company incorporated under the laws of the Republic of Singapore and having its registered office at Level 27, Prudential Tower, 30 Cecil Street, Singapore 049712, **("CryptoLogic").**

2. **THE PERSONS LISTED IN SCHEDULE 2 ("Founder Shareholders").**

3. **JINGLE PRIZE, INC.**, a company incorporated under the laws of Delaware and having its principal place of business at 5752 Oberlin Drive, San Diego, CA 92121 **(the "Company").**

BACKGROUND

(A) The Company is a private company limited by shares incorporated under the laws of Delaware and has at the date of this Agreement an issued share capital of 31,250,000 common shares which are fully paid up and are held by the Founder Shareholders in the proportion as specified against their respective names in Schedule 2.

(B) CryptoLogic wishes to invest into the Company for an initial equity interest of up to 11.11% of the entire enlarged issued share capital on a Deemed Converted and Fully Diluted Basis with the option to increase its equity interest subject to agreed milestones achievement as set out in this Agreement.

(C) The Shareholders have agreed to enter into this Agreement for the purpose of regulating the affairs of the Company and their relationship as shareholders of the Company .

AGREED TERMS

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this Agreement, unless the context otherwise requires:

"Act"	means Title 8 of the Delaware Code.
"Accounting Period"	means such year or other period by reference to which annual statutory profit and loss account balance sheet of the Company or any of its subsidiaries shall be prepared.
"Affiliates"	means any entity controlling, controlled by or under common control with a party to this Agreement. For the purposes of this

definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or exercise a controlling influence over the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement"	means this Agreement together with the Schedules and Exhibits hereto, as well as all amendments, additions and variations to such documents as agreed to between the parties.
"Articles"	means the Certificate of Incorporation for the time being of the Company.
"Auditor"	means the auditors of the Company appointed pursuant to Clause 3.7 herein.
"Board"	means the board of Directors of the Company.
"Business"	means the business of the Company as described in Clause 2.1 and such other business as the Shareholders may agree.
"Business Day"	means a day (other than a Saturday or Sunday or public holiday) when banks in California and/or Singapore are open for business.
"Conversion Date"	means the day the service of the Conversion Notice is received by the Company.
"Conversion Notice"	means the notice of conversion given pursuant to Clause 6.2 in the form set out in Schedule 5.
"Conversion Right"	means the right of CryptoLogic to convert the Convertible Loan into Shares as provided in Clause 6.1.
"Convertible Loan"	means any loan made by CryptoLogic to the Company pursuant to the provisions hereof.

"Deed of Adherence"	means a deed in the form set out in Schedule 1 or a deed in such other form as the Shareholders may agree.
"Deemed Converted and Fully Diluted Basis"	with respect to the share capital of the Company at any time, means the issued Share capital of the Company on the assumption that: (a) all issued shares of the capital of the Company (other than Shares) which are convertible into Shares have been converted into Shares; (b) all outstanding instruments (other than Shares) convertible into rights to subscribe for and options in respect of Shares have been exercised or converted into Shares; and (c) all vested options issued pursuant to the ESOP have been exercised by the holders of such options.
"Directors"	means the directors for the time being of the Company and "**Director**" refers to any of them.
"EBITDA"	means earnings before interest, taxes, depreciation and amortization.
"Encumbrance"	means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"ESOP"	means an employee share option plan implemented or to be implemented by the Company on such terms and conditions as may be approved by the Board.
"Event of Default"	means any circumstance described as such in Clause 7 of this Agreement for the purposes of the Convertible Loan.
"Founder Shareholders"	means Progressive Games Partners LLC, William Sutjiadi, Slava Novozhenya, Raisa Chobrutskaya and Allen Wei.
"Games Marketing Debt"	shall have the meaning set out in Clause 4.8.
"Group" or **"Group Companies"**	means the Company and its subsidiaries,

any related companies.

"Intellectual Property Rights"	means patents, rights to inventions, utility models, copyright, trademarks, service marks, trade, business and domain names, rights in goodwill, unfair competition rights, rights in design, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.
"issued share capital of the Company" or **"issued and outstanding share capital of the Company"**	means common shares in the capital of the Company, preference shares in the capital of the Company and any other shares created from time to time in the capital of the Company.
"Net Revenue"	shall be defined as set forth in Schedule 9;
"Permitted Transferee"	means, with respect to a Shareholder, a holding company wholly owned by such Shareholder, or a trust established for the benefit of such Shareholder and/or his immediate family;
"Series A Preferred Stock"	means the preferred stock of the Company as described in Clause 19 below.
"Shares"	means common shares in the capital of the Company, Series A Preferred Stock in the capital stock of the Company and any other shares created from time to time in the capital stock of the Company.
"Shareholder"	means CryptoLogic or any of the Founder Shareholders as the context requires, and **"Shareholders"** means all of them together with any other shareholder for the time being of the Company (including CryptoLogic).
"Shareholder Percentages"	in relation to any Shareholder, means the

percentage of all Shares legally and/or beneficially owned by that Shareholder for the time being in the issued share capital of the Company, on a Deemed Converted and Fully Diluted Basis.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3 A **person** includes a corporate or unincorporated body.

1.4 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment, and includes any subordinate legislation for the time being in force made under it.

1.5 **Writing** or **written** includes faxes and electronic mail.

1.6 Documents in **agreed form** are documents in the form agreed by the parties and initialled by them for identification.

1.7 Words in the singular include the plural and in the plural include the singular.

1.8 Words denoting any gender shall include all genders.

1.9 All dollar amounts herein are expressed in United States Dollars.

2. BUSINESS OF THE COMPANY

2.1 The primary object of the Company is to carry on the business of: (i) developing Mah-jong software (the "**Software**") for use on various platforms (including but not limited to handheld consoles, personal computers and consoles); (ii) marketing, deployment and operating such products for consumer use; and (iii) any business or activities directly related to the Software which may be consistent therewith or incidental thereto.

2.2 The Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company proceeds with the Business in all respects and continues to pursue the same with reasonable despatch. The Shareholders shall procure that the Business is conducted to the best interests of the Company on sound commercial profit-making principles.

2.3 Any dealings with any of the Company's subsidiaries and/or the Shareholders or any associates of such persons in relation to the supply of goods or services shall be on normal arm's length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

2.4 The Shareholders shall, for as long as they hold Shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the business of the Company is carried on in accordance with the documents prescribing its constitution as adopted by the Company for the time being and this Agreement.

2.5 The Shareholders will not infringe and will at all times on a best endeavour basis protect the Intellectual Property Rights of the Company.

2.6 The Company undertakes that it shall:

2.6.1 not directly compete with CryptoLogic in any of the business carried on by CryptoLogic or establish by itself or in association with any other party in a competitive or related business to CryptoLogic Inc., WagerLogic Limited or CryptoLogic during the term of this Agreement and for a period of three (3) years thereafter without the prior written consent of CryptoLogic; provided that neither the foregoing clause nor anything in this Agreement shall restrict the Company from carrying out the Business as it is conducted during the term of this Agreement;

2.6.2 not infringe in any way the Intellectual Property Rights of CryptoLogic, CryptoLogic Inc. or WagerLogic Limited; and

2.6.3 not, without the prior written consent of CryptoLogic (which consent shall be at the sole and unfettered discretion of CryptoLogic), enter into any agreement, arrangement or other business relationship with any direct competitor of CryptoLogic Inc., WagerLogic Limited or CryptoLogic.

2.7 All Shares, whenever issued, are subject to the terms of this Agreement, and all share certificates of the Company shall have the following legend typed or otherwise endorsed upon them:

> "The shares represented by this certificate are subject to the provisions of a shareholder agreement made the 9th day of May, 2008, among the Shareholders of the Company, and shall not be transferred, encumbered or dealt with in any way except in accordance with that Agreement."

3. ACCOUNTS, BUDGETS AND INFORMATION

3.1 The Shareholders may at their absolute discretion each use any rights available to them to procure that the Company shall:

3.1.1 keep proper such books of account and other business records in accordance with such procedures and parameters as prescribed by CryptoLogic and which may be consistent with the financial obligations imposed upon CryptoLogic and any of its Affiliates, by virtue of them being listed on any recognised stock exchange; and

3.1.2 carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its constitutional documents and this Agreement.

3.2 The financial statements of the Company and its subsidiaries shall be prepared in accordance with the accounting standards and United States generally accepted accounting principles consistently applied in such jurisdiction of the Company or its subsidiaries.

3.3 In respect of each Accounting Period, the Board shall procure that the management of the Company shall prior to the commencement of such Accounting Period prepare a detailed budget and business plan for the Company for approval by the Board and adoption by the Company.

3.4 The annual budget of the Company and any amendments thereto shall be approved by the Board. The Company shall not, without the prior approval of the Board, incur any expense above $50,000, whether in a single transaction or a series of related transactions, which is not provided for in the annual budget approved by the Board.

3.5 The Company may adopt budgets for specific projects save that no such budget shall be adopted or put into effect unless it shall first have been approved by the Board. Any budget or business plan which has been adopted or deemed adopted pursuant to this clause may from time to time be updated or adjusted as the Board shall think fit.

3.6 The Shareholders shall be kept in close touch with the Business and shall be furnished to such extent and in such form and detail as they may from time to time reasonably require with particulars of any matters concerned with and arising out of the Business, provided such information or documents are available and, in particular but without prejudice to the generality of the foregoing, they shall be furnished with, provided such information and documents are available, including but not limited to:

3.6.1 a business plan for the operation of the Business, showing details including but not limited to profit forecast, projected trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Accounting Period in respect of the Company and its subsidiaries for each Accounting Period and so that such shall be submitted to the Board for approval;

3.6.2 copies of the audited financial statements of the Company and its subsidiaries and any consolidated audited financial statements of the Group in respect of each Accounting Period forthwith on the same becoming available and in any event not later than the expiration of three (3) months from the date of each such Accounting Period;

3.6.3 copies of unaudited financial statements of the Company and its subsidiaries and any unaudited consolidated financial statements of the Group on a quarterly basis no later than forty five (45) days from the end of the subject quarter.

3.6.4 the budget of the Company and its subsidiaries;

3.6.5 copies of monthly management accounts consisting of profit and loss statement and balance sheet of the Company; and

3.6.6 all other financial information related to the Company.

3.7 The Auditor shall be nominated by CryptoLogic and the Shareholders shall procure their respective nominated Directors to appoint the Auditor as nominated by CryptoLogic in its discretion.

4. INVESTMENT BY CRYPTOLOGIC

4.1 CryptoLogic shall invest in the Company an initial sum of up to $2,500,000 (the "**CryptoLogic Investment**") payable to the Company in accordance with, and subject to the terms of this Agreement, including but without limitation, achievement of the performance milestones as set out in Schedule 6. The CryptoLogic Investment shall be made as follows:

4.1.1 The $2,500,000 CryptoLogic Investment shall be advanced in the following tranches:

4.1.1.1 a $1,000,000 investment to be made upon signing of this Agreement ("**1st Investment**"); and

4.1.1.2 an investment of $1,500,000 shall be made in tranches as provided for in Schedule 4 hereto, at the times contemplated in Schedule 4 but in any event no later than 15 days after CryptoLogic receives evidence that the applicable milestone has been met, and subject in each case, to the Company meeting at least 75% of each of the revenue and EBITDA performance milestones set forth in Schedule 6 for the respective quarterly period (each such tranche being hereafter referred to as a "**Future Advance**"). If the Company does not achieve at least 75% of each of the revenue and EBITDA performance milestones set forth in Schedule 6 hereto for the respective quarterly period, then subject to this Agreement, CryptoLogic may in its sole discretion choose either to: i) make the Future Advance as contemplated in Schedule 4 notwithstanding the failure to satisfy the milestones associated therewith; ii) choose not to make the subject Future Advance; or iii) choose to make the subject Future Advance at a later date of CryptoLogic's choosing.

4.1.2 It is expressly agreed that the CryptoLogic Investment and the Future Advances shall be paid to the Company in United States dollars.

4.1.3 CryptoLogic shall invest such further sums into the Company for no additional consideration in accordance with Clause 4.9 below.

4.2 In consideration for the making of the CryptoLogic Investment, the Company shall issue to CryptoLogic:

4.2.1 for the 1st Investment, subject to Clause 4.7, new Series A Preferred Stock which shall represent eleven point eleven (11.11%) percent of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis; and

4.2.2 for each of the Future Advances, that consideration as set forth in Schedule 4.

4.3 In consideration for the making of any Future Advance for which new Series A Preferred Stock shall be issued, and subject to the provisions of Clauses 4.4 and 4.5 hereof, the Company shall issue to CryptoLogic such number of new Series A Preferred Stock as represents such percentage of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis as is derived by applying the following formula:

$$\frac{\text{Amount of Future Advance}}{\$9{,}000{,}000} \times 100\%$$

4.4 Save as otherwise provided in Clause 4.5 below, upon CryptoLogic becoming a shareholder of such number of Series A Preferred Stock so as to represent 19.9% of the issued and outstanding share capital of the Company, all further Future Advances shall be made by way of Convertible Loan(s). The Convertible Loan(s) shall be made in accordance with Clause 5 and shall be convertible in accordance with the provisions of Clause 6 hereof.

4.5 The Shareholders procure that they shall do all things necessary including but without limitation to amending the Articles, to allow the Company to capitalise any Convertible Loan into Series A Preferred Stock in accordance with the terms and conditions of this Agreement.

4.6 In the event the Company is required to issue further shares to CryptoLogic in accordance with Clause 4.1 of this Agreement, the other Shareholders of the Company agree to waive all their rights to pre-emption on issue of such further Shares in the Company to CryptoLogic, whether such rights are existing in the Articles or by-laws or other constituting documents of the Company or this Agreement.

4.7 The Company procure that they shall do all such things and acts and take all steps as necessary to ensure that the repayment by the Company of any and all other amounts owed to the Founder Shareholders or to third parties affiliated with the Founder Shareholders and not dealing at arm's length with the Company ("**Subordinated Debt**") shall be subordinated to any Convertible Loan amounts due to CryptoLogic by the Company and that the

Company shall not repay any Subordinate Debt prior to CryptoLogic being repaid all amounts of the Convertible Loan from CryptoLogic to the Company, whether by way of debt or equity, unless CryptoLogic agrees in writing in advance to the subordination of any amounts due to it.

4.8 Notwithstanding Clause 4.7, it is expressly acknowledged that the Company is indebted to Progressive Games Partners LLC ("**Games Marketing**") in the amount of $410,000 (the "**Games Marketing Debt**"). The Company covenants that the Games Marketing Debt is unsecured and accrues no interest. Notwithstanding Clause 4.7 above, the parties agree that the Games Marketing Debt shall not be capitalized and shall instead by repaid by the Company upon and subject to the following terms and conditions:

4.8.1 No amount of the Games Marketing Debt shall be repaid unless and until:

4.8.1.1 The Company achieves three (3) consecutive calendar quarters of positive cash flow and positive EBITDA; and

4.8.1.2 The Company has a minimum of $500,000 of free cash ("**Debt Repayment Criteria**").

4.8.2 Upon the Debt Repayment Criteria having been met, the Company shall, subject to the provisions of Clause 4.8.3, pay the Games Marketing Debt in equal monthly instalments over a period of eighteen (18) months (the "**Repayment Period**").

4.8.3 In the event that, at any time and from time to time subsequent to the Debt Repayment Criteria having been met, the Company experiences a calendar quarter during which the Company is not cash flow and EBITDA positive, the Company shall make no further monthly payments in respect of the Games Marketing Debt until such time as the Company experiences a calendar quarter during which the Company is cash flow and EBITDA positive and at the end of which the Company has a minimum of $500,000 of free cash, at which time repayment of the Games Marketing Debt will re-commence.

4.8.4 Notwithstanding anything to the contrary contained herein, CryptoLogic, at its sole discretion, shall be entitled to require the Company to repay any or all of the Games Marketing Debt irrespective of whether or not the Debt Repayment Criteria have been met.

4.9 **Further Contribution by CryptoLogic**

4.9.1 CryptoLogic agrees that, subject to clause 4.9.2, should certain annual performance criteria be achieved over the three (3) year period following the execution hereof (the "**Review Period Milestones**"), it shall, upon the conclusion of each annual period during such three (3) year period (the entire three (3) year period referred to herein as the "**Review Period**"), contribute to the Company, as a one time payment

with respect to each such year, an amount calculated in accordance with Schedule 7 attached hereto, such payment to be in the form of contributed surplus and not to exceed $1,153,981.20 for the entire Review Period (the "**Contributed Surplus**"). It is understood that the Company shall not be required to issue any additional equity or provide any other consideration to CryptoLogic in respect of any contribution of Contributed Surplus by CryptoLogic to the Company.

4.9.2 Notwithstanding clause 4.9.1, in the event of (i) a sale of all or substantially all of the assets of the Company, or (ii) the Company completes an initial public offering of its securities such that, at the completion of such public offering, one or more classes of securities of the Company are listing on a recognized stock exchange in the United States or Canada, or (iii) a sale by the Shareholders of all of the issued and outstanding securities of the Company, the obligation of CryptoLogic to contribute any Contributed Surplus to the Company, notwithstanding the achievement of any performance criteria by the Company during the Review Period, shall automatically terminate and CryptoLogic shall thereafter be releived from any obligation to contribute Contributed Surplus to the Company..

5. THE CONVERTIBLE LOAN

5.1 The Convertible Loan shall be paid to the Company in accordance with Clause 4 above and the milestones as set out in Schedule 6.

5.2 Any advance of the Convertible Loan shall be made to the Company by CryptoLogic and in accordance with Clause 4 and Schedule 6, provided always that:

5.2.1 CryptoLogic receives from the Company satisfactory evidence that the Company has achieved the aggregate revenue targets associated with the fiscal quarter immediately prior to the date of the advance of the Convertible Loan and that CryptoLogic is satisfied with such information; and

5.2.2 no Event of Default has occurred and is continuing or would result from the advance of the Convertible Loan and the representations and warranties set out in Clause 21 below are true and accurate in all material respects as if given on the day of making the Convertible Loan and by reference to the facts then existing and would not become inaccurate nor untrue in any material respects as a result of making the Convertible Loan.

Purpose of Loan

5.3 The Convertible Loans are intended for establishment of the working capital requirements of the Company and all other subsidiaries of the Company, including any contributions of capital to be made in respect of any of the Company's subsidiaries and to allow the Company and its subsidiaries to pursue the actions and initiatives associated with the Business.

Repayment

5.4 The Convertible Loan shall not accrue any interest and shall be repayable on demand by CryptoLogic ("**Repayment Date**") within thirty (30) days after the Company has received such a written demand from CryptoLogic. CryptoLogic shall only make demand for repayment of the Convertible Loans if:

5.4.1 CryptoLogic is no longer a shareholder of the Company; or

5.4.2 an Event of Default has occurred in respect of the Company.

Prepayments

5.5 The Company may not prepay any part of the Convertible Loans, without the prior written consent of CryptoLogic.

Payments

5.6 All payments to be made by the Company to CryptoLogic under this Agreement in respect of the Convertible Loan shall be made in United States Dollars no later that 3 p.m. on the relevant day to such account as CryptoLogic may notify the Company from time to time.

5.7 Any payments under this Agreement shall be made in free and clear of and without any deduction for or on account of any tax, set off or counterclaim.

5.8 CryptoLogic may advance to the Company such further amounts, subject to the terms and conditions of this Agreement, as may be mutually agreed by the Shareholders.

6. THE CONVERTIBLE LOAN CONVERSION RIGHTS

6.1 Save as otherwise stipulated in Clause 4.5 above, CryptoLogic shall have the right at its sole option, to convert any outstanding amount of the Convertible Loan in whole or in part into fully paid Series A Preferred Stock in accordance with the provisions of this clause.

6.2 The Conversion Right shall be exercisable by CryptoLogic, by completing and serving a Conversion Notice in respect of the amount of the Convertible Loan to be converted and delivering the same to the Company, subject to any applicable fiscal or other laws or regulations.

6.3 The number of Series A Preferred Stock that shall be issued to CryptoLogic upon the conversion of any portion of a Convertible Loan, shall be such number as represents, on a Deemed and Fully Diluted Basis and having regard to the issuance of the subject Series A Preferred Stock, the percentage of the total number of issued and outstanding shares of the company derived by applying the following formula:

$$\frac{\text{Amount of Convertible Loan being converted}}{\$9{,}000{,}000} \times 100\%$$

6.4 Within sixty (60) Business Days of the date of Conversion Notice, the Company shall deliver to CryptoLogic audited consolidated financial statements of the Company for the twelve (12) month period immediately prior to the date of the Conversion Notice ("**Audited Statements**"). The Audited Statements shall be prepared by the Auditor and prepared in accordance with the accounting standards and generally accepted accounting principles consistently applied in the United States. In the event CryptoLogic reporting requirements require UK generally accepted accounting principals ("**UK GAAP**") to be used, then the Company shall use its best efforts to cooperate with CryptoLogic to meet such requirements, with CryptoLogic bearing the reasonable expenses associated with the restatement of the Audited Statements to UK GAAP.

6.5 CryptoLogic shall, subject to Clause 4.5, have the right to exercise the Conversion Right at any time.

6.6 The Company shall be responsible for the payment of all taxes and stamp, issue and registration duties (if any) arising on conversion and for the avoidance of doubt, all taxes, duties, fees and other expenses (if any) payable in respect of the allotment and issue, of the Series A Preferred Stock to be issued on such conversion shall be borne by the Company, except that CryptoLogic shall bear its own costs to the extent that such are incurred by reason only of the special circumstances of CryptoLogic.

6.7 The Company shall allot and issue to CryptoLogic the Series A Preferred Stock arising on conversion for the account of CryptoLogic credited as fully paid up and deliver or procure to be delivered to CryptoLogic share certificates for the Series A Preferred Stock within fourteen (14) Business Days after, and with effect from, the Conversion Date.

7. CONVERTIBLE LOAN EVENTS OF DEFAULT

7.1 Each of the following events shall be an Event of Default for the purposes of Clause 5 above:

7.1.1 The Company fails to pay the full amount of the Convertible Loan accordance with Clause 5 above;

7.1.2 there is a material breach by the Company of any obligations and/or any terms in this Agreement, and in the case of any breach of an obligation or term of this Agreement which is capable of remedy, it is not remedied within sixty (60) days of such breach;

7.1.3 the Company :

7.1.3.1 is unable to pay all or any part of its debts without

reasonable cause or ceases or threatens to cease to carry on its business or takes proceedings or other steps with a view to deferring its indebtedness or any part of its indebtedness which it will otherwise be unable to pay when due;

7.1.3.2 makes a general assignment or an arrangement or composition with or for the benefit of its creditors generally;

7.1.3.3 becomes insolvent or is unable or legally deemed unable to pay its debts or admits in writing its inability to pay its debts as and when they fall due; or

7.1.3.4 has a distress or execution or other legal process levied or enforced upon or sued out against any material part of the Company's business, property or assets and such distress, execution or legal process is not terminated or discharged within sixty (60) days;

7.1.4 an encumbrancer takes possession of, or a receiver or administrator or other similar officer is appointed over the whole or any substantial part of the property or assets of the Company;

7.1.5 except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which shall have first been approved by the Shareholders:

7.1.5.1 a petition is presented or other proceedings initiated for its winding-up, or administration of the Company which is not discharged for a period of thirty (30) days; or

7.1.5.2 a court order is made for the winding up, bankruptcy, or administration of the Company;

7.1.6 any other indebtedness in respect of borrowed money of the Company in excess of $50,000 save for the Games Marketing Loan:

7.1.6.1 is not paid when due or within any applicable grace period in any agreement relating to that indebtedness without reasonable cause; or

7.1.6.2 becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default;

7.1.7 any creditor of the Company becomes entitled to declare any indebtedness of the Company in excess of $50,000 due and payable prior to its specified maturity as a result of an event of default (or other event equivalent to an event of default);

7.1.8 the present or future security constituted by any mortgage or charge upon the whole or any substantial part of the undertaking or assets of

the Company shall become enforceable and/or steps are taken to enforce the same;

7.1.9 a moratorium is agreed or declared in respect of any indebtedness of the Company or where any government authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company;

7.1.10 it is or will become unlawful for the Company to perform or comply with any one or more of its material obligations under this Agreement;

7.1.11 any litigation or arbitration proceeding (whether criminal or civil) is instituted against the Company and a judgment against the Company is rendered with respect thereto which would have a material adverse effect on its financial condition;

7.1.12 the termination of the operation of the Company for whatever reason (excluding any reincorporation or similar reorganization); and

7.1.13 any event occurs in relation to the Company which, under the laws of any applicable jurisdiction, has an effect analogous or equivalent to any of the events referred to in this Clause 7.1.

7.2 Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing, whether or not notice shall have been given to the Company of the occurrence of such event of default, the Convertible Loan shall become due and payable immediately on demand.

7.3 Upon the occurrence of an Event of Default interest at a rate 2% above the lending rate (defined to be 1 month SIBOR) of Bank of America Corp. from time to time ("**Default Interest**") shall be payable by the Company on any sum which remains outstanding or unpaid immediately after the Repayment Date. Such Default Interest shall accrue on a day to day basis until such time the unpaid or outstanding sum, together with any such Default Interest paid in full to CryptoLogic.

8. RAISING OF CAPITAL

8.1 To the extent funds derived from cash flow and from bank financing are insufficient to finance the operational requirements of the Business, the Shareholders shall, subject to Clause 10, have the right of first refusal in advancing such funds as are required to finance the operational requirements of the Business in exchange for additional equity in the Company, as follows: The Company shall first offer additional Shares to the Shareholders by written notice stating the number and class that the Company intends to issue and the price at which they are to be issued. Each of the Shareholders shall have a pre-emptive right to purchase that proportion of the Shares so offered that corresponds to the proportion of Shares beneficially owned by such Shareholder at the date notice is given. The Shareholders shall have ten (10) Business Days from the date such notice is given in which to take up and pay for all or any of the Shares so offered. Shares not taken up and paid for within that time shall be offered again by the Company by notice given to those Shareholders who elected to

take up and pay for all of the Shares initially offered to them, and each of such Shareholders shall have the right to purchase the Shares so offered proportionally based on the number of Shares beneficially owned by the Shareholders at the date notice is given of such subsequent offer. Such Shareholders shall have ten (10) Business Days from the date such subsequent notice is given in which to take up and pay for all or any of the Shares so offered, and so on from time to time until all the Shares have been taken up or until all of the Shareholders have refused to take up any more, in which latter event the shares not taken up may be issued to third parties, subject to the terms of this Agreement.

9. OPTION TO PURCHASE SHARES

9.1 CryptoLogic shall have the option to purchase all of the shares of the Company held by the Founder Shareholders (the "**Founders' Shares**"), which option may be exercised as follows:

9.1.1 25% of the Founders' Shares at any time following the first anniversary date of this Agreement;

9.1.2 25% of the Founders' Shares at any time following the second anniversary date of this Agreement;

9.1.3 25% of the Founders' Shares at any time following the third anniversary date of this Agreement; and

9.1.4 25% of the Founders' Shares at any time following the fourth anniversary date of this Agreement.

It is understood and agreed by all parties hereto that the option to purchase the Founder Shares as set forth in this clause 9.1 may be exercised at any time after the respective vesting date.

9.2 The purchase price for the Founders' Shares shall be Fair Value as determined by mutual agreement of the parties hereto or, failing such agreement, as determined pursuant to Clause 14. In the event that the option described in 9.1.1 is exercised at any time prior to the second anniversary of this Agreement, the parties agree that the Company shall be valued at the greater of US$16,000,000 or Fair Value as out above (it being expressly acknowledged and agreed that the foregoing shall not impact in any way whatsoever the determination of Fair Value of the Company in respect of any of the other above-referenced options to purchase Founders' Shares). In the event that the option described in 9.1.1 is exercised on or after the second anniversary of this Agreement, the parties agree that the Company shall be valued at Fair Value.

9.3 In exercising the options set out in Clause 9.1, CryptoLogic shall purchase a pro-rata amount of Founders' Shares from each Founder Shareholder, having regard to the proportion which each Founder Shareholder bears to the total shareholdings of all Founder Shareholders.

9.4 Notwithstanding clause 9.3:

(i) on the exercise by CryptoLogic of the option set out in Clause 9.1.1, Games Marketing shall have the right, exercisable by notice in writing to CryptoLogic delivered within five (5) Business Days of being advised of the exercise of said option by CryptoLogic, to refuse to tender any or all of its Shares subject to Clause 9.1.1 (such amount subject to the refusal referred to herein as the "**Games Marketing Shortfall**"), and, in the event of such refusal, CryptoLogic shall be entitled to require all other Founder Shareholders (other than Games Marketing) to tender such additional number of their Shares, based pro rata on their respective shareholdings in the Company, equal to the Games Marketing Shortfall; and

(ii) provided that Games Marketing exercised its rights under Clause 9.4(i), on the exercise by CryptoLogic of the option set out in Clause 9.1.2, Games Marketing shall have the right, exercisable by notice in writing to CryptoLogic delivered within five (5) Business Days of being advised of the exercise of said option by CryptoLogic, to increase the number of Shares it tenders to CryptoLogic up to an amount equal to the Games Marketing Shortfall (such increase referred to herein as the "**Games Marketing Increase**") and, in the event of such increase, CryptoLogic shall reduce the number of Shares it purchases from all other Founder Shareholders (other than Games Marketing) in an amount equal to the Games Marketing Increase, based pro rata on the other Founder Shareholders (other than Games Marketing) respective shareholdings in the Company.

10. MATTERS REQUIRING CONSENT OF THE SHAREHOLDERS

Save and except as expressly otherwise set forth herein, the Company shall not, and the Shareholders shall, for as long as they hold Shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the Company shall not, engage in any of the following without the prior written consent of CryptoLogic:

10.1 cease to be a private company or change the nature of its business from the type of business conducted on or prior to the date of this agreement; or

10.2 amend its Articles or any other document which contains the constitution of the Company; or

10.3 change the name of the Company; or

10.4 sell, transfer, lease, assign or otherwise dispose of the whole or any substantial part of its undertaking, property, assets or any subsidiary, or any interest therein or contract to do so whether or not for valuable consideration; or

10.5 create or issue any new shares, create or issue a new class of shares, alter any rights attaching to any class of share in the capital

of the Company or consolidate, subdivide any of the Company's share capital or create any option or right to acquire any shares in the capital of the Company, including without limitation, pursuant to Article 13 hereof; or

10.6 conduct its business otherwise than in the ordinary course of business on an arms-length basis; or

10.7 appoint a committee of the Directors of a local board or delegate any of the powers of the Directors to a committee or local board; or

10.8 merge or amalgamate with any other company or undertaking, or acquire directly or indirectly any interest in any shares or other security convertible into shares of any other company, or form or acquire any subsidiary; or

10.9 purchase, lease or otherwise acquire assets or any interests therein which exceed on an aggregate basis the amount provided for in the Company's agreed budget from time to time; or

10.10 enter into any contract, transaction or arrangement of an amount exceeding on an aggregate basis that provided for in the Company's agreed budget from time to time without full and complete disclosure to the Shareholders and with the express written consent of all the Shareholders; or

10.11 effect any increase, reduction, sub-division, cancellation, purchase or redemption of the capital or any allotment or issue of shares of the Company; including without limitation, pursuant to Clause 15 hereof; or

10.12 borrow any money in excess of any limits agreed between the Shareholders, or create any mortgage, charge, debenture, pledge, lien or other encumbrances over the undertaking or material assets of the Company, or factor, assign, discount or otherwise dispose of any book debts or other debts of the Company; or

10.13 give any guarantee, make any payment or incur any obligation or act as surety otherwise than in connection with the Company's ordinary business for the time being; or

10.14 lend or agree to lend, grant any credit or make any advance to any person otherwise than in the ordinary course of the business of the Company; or

10.15 pass any resolution or engage in any other matter which represents a substantial change in the nature of the business of the Company or in the manner in which the business is conducted; or

10.16 hold any meeting of the shareholders or purport to transact any business at such meeting, unless authorised representatives or proxies are present for each of the Shareholders; or

10.17 engage any senior employee at a salary or increase in remuneration of any senior employee in either case in excess of any amount provided in the agreed budget of the Company, or dismiss any such employee (except summarily for gross misconduct in circumstance justifying such dismissal);

10.18 do or permit to be done any act or thing whereby the Company may be wound up, whether voluntarily or compulsorily, otherwise than in accordance with the terms of this Agreement; or

10.19 redeem, purchase, or grant options or share warrants over any shares or issue securities convertible into shares or debentures, including without limitation, pursuant to Clause 15 hereof; or

10.20 pay any dividend or make any other distribution out of capital profits, capital reserve or otherwise; or

10.21 change Auditors of the Company; or

10.22 change the registered office of the Company; or

10.23 amend, deal with, sell, transfer, assign, licence, sub-licence or otherwise dispose of in any way any Intellectual Property Rights of the Company including any Intellectual Property Rights that the Company may own, licence, sub-licence from or to a third party except in the ordinary course of the Company's business; or

10.24 make any expenditure in excess of $50,000; or

10.25 effect all or any of the above in respect of any subsidiary of the Company.

11. TRANSFER OF SHARES

11.1 Subject to Clauses 11, 13 and 22 and other than transfers to a Permitted Transferee, no Shareholder shall sell, transfer, assign, pledge, charge or otherwise dispose of any Share or any interest in any Share in the Company except as permitted by this Agreement or with the prior written consent of the Shareholders. To the extent that any Shareholder transfers Share(s) held by such Shareholder to a Permitted Transferee, such Shareholder shall be required to (i) notify the Company in writing no more than ten (10) days after any such transfer, and (ii) procure the execution by such Permitted Transferee, contemporaneously with such transfer, of a counterpart to this Agreement whereby such Permitted Transferee agrees to be unconditionally bound by the terms and conditions hereof, and provide same to the Company. The Company shall not register any transfer of Shares made in breach of this section.

11.2 Except for transfers for which the remaining Shareholders give their prior written consent, no Shareholder shall transfer any Shares unless it transfers

all (and not some only) of the Shares held by it.

11.3 Notwithstanding any provision in the Articles of the Company, no shareholder may transfer any Shares in the Company or any interest in such Shares unless before the transfer takes effect the proposed transferee has entered into a Deed of Adherence with the other parties to this Agreement in the form set out in Schedule 1 or entered into a new shareholders' agreement with all the Shareholders based on the terms of this Agreement but subject to such further terms being inserted or amended at the discretion of the Shareholders.

11.4 A Shareholder wishing to transfer his Shares ("**Sale Shares**") in the Company ("**Seller**") shall give notice in writing ("**Transfer Notice**") to the remaining shareholders ("**Ongoing Shareholders**") specifying the details of the proposed transfer, including the identity of the proposed buyer(s), the number of Shares to be transferred and the price for the Shares. A Transfer Notice shall be irrevocable except with the sanction of the Directors.

11.5 Within twenty-one (21) Business Days of receiving the Transfer Notice, the Ongoing Shareholders may give a notice to the Seller saying that they wish to purchase the Sale Shares in the Transfer Notice which as nearly as may be pro rata according to the number of shares held by the Ongoing Shareholder, at the price specified in the Transfer Notice. Shares not taken up and paid for within that time shall be offered again by the Company by notice given to those Ongoing Shareholders who elected to take up and pay for all of the Sale Shares initially offered to them, and each of such Ongoing Shareholders shall have the right to purchase the Sale Shares so offered proportionally based on the number of Shares beneficially owned by such Ongoing Shareholders at the date notice is given of such subsequent offer. Such Ongoing Shareholders shall have ten (10) Business Days from the date such subsequent notice is given in which to take up and pay for all or any of the Sale Shares so offered, and so on from time to time until all the Sale Shares have been taken up or until all of the those Ongoing Shareholders have refused to take up any more, in which latter event the shares not taken up may be issued to third parties, as more particularly set forth in clause 11.6 below.

11.6 If the Ongoing Shareholders fail to give notice under Clause 11.5 or any number of Shares is not taken up and paid for by the Ongoing Shareholders:

11.6.1 the Seller is entitled to transfer his Sale Shares (or any portion thereof not taken up by the Ongoing Shareholders) to the third party buyer identified in the Transfer Notice at a price not less than the price specified in the Transfer Notice and

11.6.2 the Seller shall procure that any buyer of the Sale Shares (or any portion thereof not taken up by the Ongoing Shareholders) that is not a party to this Agreement shall, at completion, enter into the Deed of Adherence and/or a shareholders' agreement in relation to such Sale Shares (or any portion thereof not taken up by the Ongoing Shareholders) with the parties to this Agreement on the same terms that apply to the Seller.

11.7 The Founder Shareholders hereby agree that they shall not transfer their Shares in the Company to another third party for a period of three (3) years from the date of this Agreement without the prior written consent of CryptoLogic; provided that the Founder Shareholders may participate in a Trade Sale, as contemplated herein, or a public offering, and may make transfer to Permitted Transferees as contemplated herein.

11.8 Subject to the prior written consent of the other Shareholders, a Shareholder shall be entitled to transfer all of his or her Shares to his or her Affiliates; provided that such Shares shall be forthwith re-transferred to that Shareholder or transferred to another Affiliate of that Shareholder if at any time after a transfer of Shares is effected pursuant to this clause, the Affiliate ceases to be an Affiliate of that Shareholder.

11.9 It shall be the duty of the transferring Shareholder to immediately notify the Board in writing if the transferee of the Shares pursuant to Clause 11.8 ceases to be one of his or her Affiliates and in such event both the Shareholder and the transferee jointly and severally undertake to procure and ensure that all (and not some only) of the Shares held by the transferee are forthwith transferred or re-transferred in compliance with Clause 11.8.

11.10 Notwithstanding anything to the contrary in this Agreement, any transfer of Shares pursuant to Clause 11.8 shall not relieve or discharge the transferring Shareholder of any of his obligations under this Agreement and the transferring Shareholder shall continue to be subject to the obligations under this Agreement and be liable to the other parties as if no such transfer had occurred and the liability of the transferring Shareholder shall be joint and several with his Affiliate which holds those Shares pursuant to any transfer under Clause 11.8. Notwithstanding the foregoing, CryptoLogic shall be relieved of its obligation to make any Contributed Surplus payment to the Company as set out in clause 4.9 provided that the transferee of the Shares held by CryptoLogic agrees, in writing, to abide by the Contributed Surplus obligations set out in clause 4.9.

12. SHARE TRANSFER EVENTS OF DEFAULT

12.1 A Shareholder is deemed to have served a Transfer Notice under Clause 11.4 immediately before any of the following events of default:

12.1.1 his death (if an individual); or

12.1.2 a bankruptcy order being made against the Shareholder, or an arrangement or composition being made with the Shareholder's creditors, or where the Shareholder otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors.

12.2 Subject to the non-defaulting Shareholders holding a majority of the Shares held by such non-defaulting Shareholders approving same, a Shareholder is deemed to have served a Transfer Notice under Clause 11.4 immediately before any of the following events of default:

12.2 it commits a material breach of any obligation under this Agreement and fails to remedy such breach within twenty-eight (28) Business Days of notice to remedy the breach being served by any of the other Shareholders.

12.2.1 In the case of a corporate Shareholder if any such Shareholder:

12.2.2. shall go into voluntary liquidation (otherwise than for the purpose of reconstruction or amalgamation) or an order of the court is made for its compulsory liquidation or shall have a receiver, administrator or other such official is appointed in respect of a substantial part of its assets;

12.2.3 shall make any compromise or arrangement with its creditors; or

12.2.4 shall be unable to pay its debts as they fall due.

12.3 The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

12.3.1 the deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the Sale Shares and the parties shall refer the question of a valuation to the Assessors under Clause 14;

12.3.2 the Assessors are required to determine the Fair Value for the Sale Shares and the purchase price of Sale Shares transferred under this clause shall be seventy-five (75%) of the Fair Value;

12.3.3 the Seller, his estate or any receiver, administrator or liquidator does not have a right of withdrawal following a valuation;

12.3.4 on the completion of any sale in accordance with this clause, the buyer is not required to procure the discharge of any security given by the Seller or to procure the release of any debts of the Company to him; and

12.3.5 if the Ongoing Shareholders do not accept the offer in the deemed Transfer Notice, the Seller, his estate or any receiver, administrator or liquidator does have the right to sell the Sale Shares to a third party, subject to the identity of such third party being approved by the Ongoing Shareholders and any such third party executing and delivering a Deed of Adherence to the Company.

12.4 The defaulting Shareholder shall indemnify the non-defaulting Shareholders and the Company (including their respective Directors and/or employees and/or representatives) for any and all costs, losses, damages, penalties, claims and liabilities incurred or suffered by the non-defaulting Shareholders

as a result of or in connection with the default by the defaulting Shareholder. Such indemnity will survive the termination of this Agreement without limit in point of time.

13. COMPLETION OF SHARE PURCHASE

13.1 Completion of the sale and purchase of Sale Shares under Clauses 11 and 12 of this Agreement shall take place twenty eight (28) Business Days after;

13.1.1 the day of delivery of the Transfer Notice, unless the Assessors have been requested to determine Fair Value; or

13.1.2 the day of delivery of the Assessors' written notice of Fair Value.

13.2 At such completion:

13.2.1 the Seller shall deliver, or procure that there is delivered to the Company and the buyer of the buyer of the Sale Shares, a duly completed share transfer form transferring the legal and beneficial ownership of the relevant Sale Shares to the buyer, together with the relevant share certificates and such other documents as the buyer may reasonably require to show good title to the Sale Shares, or to enable them to be registered as the holders of the Sale Shares;

13.2.2 the buyer of the Sale Shares shall deliver or procure that there is delivered to the Seller a bankers' draft made payable to the Seller or to his order for the purchase price; and

13.2.3 if following the sale, the Seller holds no further Shares in the Company, the Seller shall deliver, or procure that there are delivered to the Company, resignations from any Directors appointed by the Seller, such resignations to take effect at completion of the sale of the Shares.

13.3 The Sale Shares are sold by the Seller with full title guarantee.

13.4 If any Ongoing Shareholder fails to pay the purchase price on the due date, without prejudice to any other remedy which the Seller may have, the outstanding balance of the purchase price shall accrue interest at a rate equal to 2% above the lending rate (defined to be 1 month SIBOR) of Bank of America Corp. from time to time.

13.5 Notwithstanding any of the provisions of this Agreement to the contrary, the Company shall only register a transfer of the Sale Shares if:

13.5.1 all stamp duties and other transfer taxes payable in respect of the transfer of the Sale Shares have been paid by the transferee (unless otherwise agreed); and

13.5.2 the transferee (if not already a party to this Agreement) executes and delivers to the Company a Deed of Adherence and upon the delivery to

the Company of such Deed of Adherence executed by the transferee

Upon satisfaction of the requirements of Clause 13.5.1 and 13.5.2 the Company shall register the Sale Shares in the name of the transferee, the transferee shall be bound by and shall be entitled to the benefit of this Agreement in place of the Seller.

13.6 The Company undertakes to each Shareholder to procure and to deliver all necessary supporting documents required from the Company in order for the Seller to complete all necessary supporting documents in respect of such transfer.

14. FAIR VALUE

14.1 The Fair Value for any shares to be transferred under this Agreement is that proportion of the amount an independent business assessor considers to be the fair value of the entire issued share capital of the Company that the Seller's shares bear to the entire issued share capital of the Company ("**Fair Value**").

14.2 The Board shall select three qualified independent business assessors to conduct any appraisal of Fair Value required hereunder and CryptoLogic shall select one of the three proposed assessors to determine the Fair Value (the "**Assessor**").

14.3 In determining the Fair Value of the entire issued share capital of the Company, the Assessor will act as experts and not as arbitrators and will determine the Fair Value in writing, relying on the following assumptions:

14.2.1 the sale is between a willing seller and a willing buyer;

14.2.2 the shares are sold free of all restrictions, liens, charges and other encumbrances;

14.2.3 the sale is taking place on the date the Assessor was requested to determine the Fair Value;

14.2.4 the Company is carrying on business as a going concern, and it will continue to do so; and

14.2.5 when valuing any Shares, the Assessor shall consider the economic differences between the various classes of issued and outstanding Shares, including without limitation, the fact that the Series A Preferred Stock, on a winding up, repayment of capital or any other return of capital, the holders of such Series A Preferred Stock are entitled to repayment of the capital on their Series A Preferred Stock in priority to any payment to the holders of any other shares in the capital of the Company.

14.4 If any difficulty shall arise in applying any of the foregoing assumptions or bases then such difficulty shall be resolved by the Assessor in such manner

as he shall in his absolute discretion thinks fit.

14.5 The parties will use their reasonable endeavours to procure that the Assessor determines the Fair Value within thirty days (30) days of being requested to do so.

15. ISSUE OF FURTHER SHARES

15.1 Subject to Clause 4.7 and Clause 8, if the Company wishes to issue further shares, the Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company gives notice to each Shareholder stating the number of shares to be issued and the price of the shares.

15.2 Subject to Clause 4.7, each Shareholder shall have the option, but not the obligation, to subscribe for, at the price stated in the notice, that proportion of the shares proposed to be issued which the number of shares held by him bears to the total number of shares in issue at the time the Company gives its notice. Each Shareholder may exercise the option by giving notice to the Company, at any time within fourteen (14) Business Days following the Company's notice, accompanied by a banker's draft made payable to the Company in respect of full payment for the shares to be subscribed for.

15.3 Any shares referred to in the Company's notice in respect of which the Shareholders do not exercise their options (the "**Unexercised Shares**"), may be issued by the Company in accordance with its notice; provided that (i) any such issue is completed within (14) Business Days after the Company's notice, and (ii) any Shareholders exercising the option described in Clause 15.2 (the "**Purchasing Shareholders**"), shall be entitled to purchase any or all of the Unexercised Shares pro rata, having regard to the proportion which the total number of Shares held by each Purchasing Shareholder shall bear to the amount held by all of the Purchasing Shareholders.

15.4 Should there be any remaining Unexercised Shares not purchased by the Purchasing Shareholders, such Unexercised Shares may be issued to third parties at the same price as stated in the notice given under Clause 15.1.

16. DIRECTORSHIPS

16.1 There shall be at least five (5) Directors on the Board of the Company who shall be nominated as follows:

16.1.1 the Founder Shareholders (which shall exclude Games Marketing for this Clause 16.1.1) shall have the right to nominate three (3) Directors to the Board;

16.1.2 Games Marketing have the right to nominate one (1) Director to the Board;

16.1.3 CryptoLogic shall have the right to nominate one (1) Director to the Board; and

16.1.4 The Chairman of the Board shall be selected by Board.

16.2 The right to nominate Directors of the Company conferred on the Shareholders shall include the right at any time and from time to time to remove from office and to determine the period which such persons shall hold office as director. No Director may be removed from office except by the respective Shareholder who appointed him. Whenever a Director ceases to be a Director for any reason whatsoever, the Shareholder which appointed him shall be entitled to appoint another person to replace him as a director.

16.3 Any appointment or removal of Directors as aforesaid shall be made in writing and be signed by the duly authorised officer of the appointor and shall take effect as from the date of its receipt at the registered office of the Company or on the date of appointment specified in the notice, whichever is later.

16.4 In the event that any Shareholder disposes of its shares in the Company such that it would no longer be entitled to appoint such number of Directors pursuant to this clause, such Shareholder shall procure the resignation of the Director or the relevant number of Directors nominated by such Shareholder. Any Shareholder removing the Director nominated by such Shareholder shall be responsible for and shall hold harmless the other Shareholders and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including but without limitation legal costs actually incurred.

16.5 If permitted by applicable law, a Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of this clause shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meeting of the Board and to attend any such meeting whether or not the Director appointing him is present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointer as the Director appointing him except that he shall not be entitled to vote at any meeting at which the Director appointing him is present. In the event that the Director appointing him is not present at any meeting of the Board, such alternate director shall be entitled to exercise the vote of the Director appointing him at that meeting and if such alternate director represents more than one Director, such alternate director shall be entitled one vote for every Director he represents and who is not present at such meeting.

16.6 The Founder Shareholders may exercise any right conferred upon them as a group pursuant this Agreement by a written instrument signed by such number of Founder Shareholders holding a majority (or such higher threshold as this Agreement may require) of voting shares among all the voting shares held by the Founder Shareholders at the time.

16.7 Notwithstanding anything in this Agreement, the Shareholders agree that upon the approval of the majority of the Directors, the Board shall be entitled to disclose any such information (including but not limited to Confidential

Information) relating to the Company and/or any of its group companies which it deems appropriate and/or necessary in good faith to such third parties (including but not limited to any potential purchasers of the Company and/or any professional advisers) for the purposes of procuring a trade sale and/or a listing of the shares of the Company in any recognised stock exchange and none of the Shareholders shall be entitled to claim for any loss and/or damages against the Board for such action. For the purposes of this clause, 'Trade Sale' shall mean any transaction or a series of related transactions involving the sale of all of the issued share capital of the Company.

17. MEETINGS OF DIRECTORS AND SHAREHOLDERS

Board Meetings

17.1 The quorum for all meetings of the Board shall be at least three (3) Directors each present personally. For a quorum, two (2) Directors appointed by the Founder Shareholders must be present and one (1) CryptoLogic Director must be present. If within half an hour after the time fixed for the meeting, the Directors constituting the quorum are not present, the meeting shall be adjourned and reconvened to discuss the same agenda within fifteen (15) days at the same time of the day and the same venue and the quorum for such adjourned meeting shall be any two (2) Directors. In the event that such reconvened meeting is not properly constituted, the Directors shall convene a meeting to be held within thirty (30) days; provided always that two (2) weeks' written notice specifying the date, time and place shall be given to each Director entitled to attend such meetings.

17.2 The Shareholders shall use all reasonable endeavours to procure that a quorum is present throughout each meeting of the Board.

17.3 The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. Unless otherwise agreed unanimously, a Board meeting shall be held at least once every three (3) months.

17.4 At least five (5) Business Days (excluding the day of notice and the day of the meeting) notice in writing of each meeting of the Board shall be given to each Director of the Company at the address from time to time provided by him to the Company for such purpose and such notice shall be accompanied by an agenda, identifying in reasonable detail, the matters to be considered at the meeting. No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the members of the Board.

17.5 Subject to Clause 17.6, all resolutions of the Board shall be passed by a simple majority of the votes of the Directors.

17.6 A resolution in writing signed by a majority of the Directors appointed to the Company for the time being shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like

form, each signed by one or more Directors. The expression "in writing" and "signed" include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Director.

17.7 Without prejudice to Clause 17.1, the Directors may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Directors are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Directors held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Directors participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

17.8 A Director shall not be prohibited from voting or being counted in a quorum at any Board meeting in respect at any contract or arrangement in which he is or may be interested in provided he has disclosed the nature of his interest in accordance with applicable law (if any).

Shareholder Meetings

17.9 The quorum for a general meeting of the Company Shareholders shall be Shareholders holding a majority of the Shares (one of which must be CryptoLogic and one must be a Founder Shareholder) all personally present or represented by proxy, attorney or representative, present throughout that general meeting. If within half an hour after the time fixed for the meeting, the Shareholders constituting the quorum are not present, the meeting shall be adjourned and reconvened within fifteen (15) days at the same time of day and the same venue. The quorum at such adjourned meeting shall be the same as above. In the event that a quorum is not properly constituted at such adjourned meeting, the Shareholders shall convene a meeting within thirty (30) days, Provided Always that two (2) weeks' written notice of the reconvened meeting, specifying the date, place and time shall be given to each Shareholder entitled to attend such meetings.

17.10 The Shareholders shall use all reasonable endeavours to procure that a quorum is present at and throughout each general meeting.

17.11 Subject to Clause 17.12, all questions and issues arising at a general meeting of the Company shall, unless otherwise required by any applicable law, be decided in accordance with the votes of the Shareholders holding a majority of voting Shares present at the meeting on a show of hands.

17.12 A resolution in writing shall:

17.12.1 be effective as an ordinary resolution duly passed at a general meeting of the Shareholders if signed by Shareholders representing a simple majority of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution; or

17.12.2 be effective as a special resolution if it is stated as being a special resolution and signed by Shareholders holding at least seventy-five (75%) of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution.

Such a resolution in writing may consist of several documents in the like form, each signed by one or more Shareholders. The expression "in writing" and "signed" include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Shareholder.

17.13 Without prejudice to Clause 17.9, if permitted by applicable law, the Shareholders may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Shareholders are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Shareholders held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Shareholders participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

17.14 Any notice to Shareholders of a shareholders' meeting shall be given in accordance with any laws of Delaware applicable to the Company.

18. RESTRICTIONS

18.1 None of the Founder Shareholders shall, while each of them has a beneficial interest in any shares of the Company and for a period of two (2) years from the date on which any of them ceases to have a beneficial interest in any shares of the Company, (and notwithstanding any intervening receivership, administration, liquidation or dissolution of the Company) do or permit any of the following without the prior written consent of the other Shareholders, directly or indirectly,:

18.1.1 either solely or jointly with or on behalf of any person or entity, carry on or be engaged or interested in or assist any person, firm or

corporation in carrying on any business competing with the Business or any business conducted by any subsidiaries of the Company;

18.1.2 solicit or assist any person or entity in soliciting the custom of any person or entity who is or has been at any time during the term of this Agreement, a customer of the Company or its subsidiaries, for the purpose of offering to such customer, goods or services similar to or competing with those of the Business or any business conducted by any subsidiaries of the Company;

18.1.3 solicit or entice away or endeavour to solicit or entice away or assist any person or entity to solicit or entice away or endeavour to solicit or entice away any Director or employee of the Company or its subsidiaries, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company or its subsidiaries;

18.1.4 solicit or induce or assist to solicit or induce any person or entity who is a supplier to or in any other business relationship with the Company or its subsidiaries to terminate or breach that relationship; and/or

18.1.5 to the extent the subject party can control same, cause or permit any person or entity directly or indirectly under its control to do any of the foregoing acts or things.

18.1.6 it shall not be considered a violation of Clause 18.1.3 if a party (the "**First Party**") advertises for a position generally and such advertisement generates an application or expression of interest from an individual associated with the other party in the manner described in Clause 18.1.3 that ultimately results in an agreement of employment, independent contractor arrangement or other business relationship between the First Party and such individual.

18.2 CryptoLogic shall not and shall cause its Affiliates to not, while CrytpoLogic has a beneficial interest in any shares of the Company and for a period of two (2) years from the date on which it ceases to have a beneficial interest in any shares of the Company, (and notwithstanding any intervening receivership, administration, liquidation or dissolution of the Company) do or permit any of the following without the prior written consent of the other Shareholders, directly or indirectly:

18.2.1 solicit or assist any person or entity in soliciting the custom of any person or entity who is or has been at any time during the term of this Agreement, a customer of the Company or its subsidiaries, for the purpose of offering to such customer, goods or services similar to or competing with those of the Business or any business conducted by any subsidiaries of the Company; and/or

18.2.2 solicit or induce or assist to solicit or induce any person or entity who is a supplier of the Company to terminate or breach that relationship;

provided that:

18.2.3 nothing herein shall preclude or restrict CryptoLogic or its respective subsidiaries from carrying on any activity which has been duly disclosed to the other Shareholders in writing or from soliciting customers and/or suppliers of the Company in respect of matters that are not competitive with the Business of the Company.

18.3 Each undertaking in Clauses 18.1 and 18.2 shall be treated as independent of the other undertakings so that, if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason, the remaining undertakings shall be valid to the extent that they are not affected.

18.4 Whilst the undertakings in Clause 18.1 and 18.2 are considered by the parties to be reasonable in all the circumstances, if one or more is held invalid as an unreasonable restraint of trade or for any other reason but would have been held valid if part of the wording had been deleted, the period reduced or the range of activities or area dealt with reduced in scope, the undertakings shall apply with such modifications as may be necessary to make them valid.

19. SERIES A PREFERRED STOCK

19.1 The Series A Preferred Stock shall have such rights and attributes attaching to them as are prescribed in Articles, which shall include the following:

19.1.1 The Series A Preferred Stock in the Company shall rank pari passu to the common shares of the Company in respect of all voting and dividend rights, save that on a winding up, repayment of capital or any other return of capital, the holders of such Series A Preferred Stock ("**Preference A Shareholder**") shall be entitled to repayment of the capital on the Series A Preferred Stock as well as all amounts contributed by the Preference A Shareholder as Contributed Surplus pursuant to clause 4.9.1 of this Agreement in priority to any payment to the holders of any other shares in the capital of the Company of:

19.1.1.1 the subscription price that the Preference A Shareholder has paid, upon subscription, for such Series A Preferred Stock ("**Subscription Value**") as well as all amounts contributed by the Preference A Shareholder as Contributed Surplus pursuant to clause 4.9.1 of this Agreement ("**Contrjibtued Surplus**"); and

19.1.1.2 thereafter, subject to the Preference A Shareholder receiving the Subscription Value and Contributed Surplus as mentioned in Clause 19.1.1.1 above, to participate proportionally based on its ownership percentage in the Company with the holders of the common shares in respect of the winding-up, repayment of capital or any other return of capital, so as to receive any further amount the Preference A Shareholder may be due having regard to its shareholding in the Company.

19.2 The Shareholders shall vote so as to amend the Articles of the Company to create such class of shares and to do all acts necessary to due implement the creation of such share class.

20. ADDITIONAL AGREEMENTS

20.1 The Shareholders shall procure:

20.1.1 that each of the Shareholders of the Company (other than Games Marketing) and any and all other key personnel of the Company shall execute and deliver non-competition, non-solicitation and confidentiality agreement in a form to be that is satisfactory to CryptoLogic acting reasonably; and

20.1.2 that each of the Shareholders that is an employee of the Company shall enter into executive service contracts as soon as possible in a form and substance that is satisfactory to CryptoLogic, acting reasonably; and

20.1.3 if not already so, that each employee of the Company shall be given an employment contract containing such terms and conditions as are usual and customary for a document of its nature and including but without limitation, restrictive covenants, confidentiality provisions and such other terms as the Shareholders may agree upon to protect the interests of the Company; and

20.1.4 that the Company and Games Marketing enter into a business development agreement pursuant to which Games Marketing shall be entitled to earn a commission equal to six (6%) percent of the Net Revenue generated by the Company pursuant to revenue generating business relationships sourced for the Company primarily by and through the sole efforts of Games Marketing, it being understood that CryptoLogic shall have sole authority to determine whether any revenue sharing business relationship referred to herein is subject to the six percent (6%) commission, although the following criteria shall be applied:

(i) Details of existing and any known future opportunities will be first be submitted in advance to CryptoLogic, and such opportunities shall be tracked by CryptoLogic as "**GM Leads**".

(ii) GM Leads will then be qualified by CryptoLogic according to criteria including, among other things, revenue potential, cost of acquisition, evidence of customer engagement and interest, and subsequently either confirmed or rejected by CryptoLogic as a firm prospect worthy of pursuit.

(iii) Prospects noted by CryptoLogic as "worthy of pursuit" shall be actively pursued to successful closure by Games Marketing, with support from the Company and/or CryptoLogic where appropriate. Games Marketing will at all times lead and manage the GM Leads

which are considered prospects "worthy of pursuit". All commercial terms negotiated with such GM Leads must be pre-approved by CryptoLogic.

(iv) CryptoLogic will have the sole right to re-assign any GM Lead account to any other sales associate should Games Marketing fail, in CryptoLogic's sole opinion, to pursue the opportunity as a priority or with appropriate resource commitment. In such cases where CryptoLogic re-assigns the GM Lead, Games Marketing will not qualify for any commission.

(v) Commission will only be paid when actual cash is received from the business relationship with the GM Lead as Net Revenue.

21. WARRANTIES AND REPRESENTATIONS

21.1 The Company hereby represents and warrants as follows ("**Warranties**"):

21.1.1 the Company has good and marketable title to all of its assets, free and clear of all encumbrances, except as expressly set forth in Schedule 3 hereto (the "**Schedule 3 Debt**"), and, other than the debt to Games Marketing, such Schedule 3 Debt is "arm's length" from the Company and bears the characteristics and terms as set forth in Schedule 3;

21.1.2 The Company has, all necessary power and authority in order to execute this Agreement and any ancillary documents relating there to and the documents referenced herein, and to fulfill its obligations hereunder and thereunder;

21.1.3 The financial statements of the Company attached hereto as Schedule 8 have been prepared in accordance with United States generally accepted accounting principals ("**U.S. GAAP**") (except that the unaudited financial statements do not contain footnotes and other presentation items that may be required by U.S. generally accepted accounting principles ("**GAAP Footnotes**")), and accurately reflect the financial condition of the Company as at the date of their preparation;

21.1.4 The Absence of the GAAP Footnotes from the financial statements of the Company attached hereto as Schedule 8 do not cause any material misstatement of such financial statements and do not fail to disclose any information the nature of which is typically disclosed in audited financial statements prepared in accordance with U.S. GAAP which would likely be considered material to an investor in the Company, except for information otherwise disclosed to CryptoLogic in writing in connection with this Agreement or its due diligence review of the Company;

21.1.5 Schedule 2 accurately sets forth all issued and outstanding shares in the capital of the Company, and the registered shareholders thereof. Save and except as set forth in Schedule 2, no third party has any

interest in any of the shares in the capital on the Company, or has any right or option to acquire shares in the capital of the Company, whether pursuant to the ESOP or otherwise;

21.1.6 The entering into of this Agreement and any document referred to herein or related to thereto and the completion of the transactions contemplated herein, does not cause the Company to breach any contractual obligations to any third parties;

21.1.7 The Company is not indebted to any third party, save and except as disclosed in Schedule 3 hereto; and

21.1.8 None of the Group Companies nor the respective directors of any of these Group Companies has/have committed and/or is in breach of any of the laws of any country in relation to the affairs of such Group Company and having an adverse material effect on the affairs of such Group Company

21.2 Each Shareholder hereby represents and warrants to and undertakes with the other Shareholders as follows:

21.2.1 where it is a corporation, it is a corporation duly organized and validly existing under the laws of its place of incorporation, and has full power and authority to execute and deliver and perform all of its obligations under this Agreement and any other agreements to be executed by it hereunder;

21.2.2 all actions conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable such Shareholder lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (ii) to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

21.2.3 this Agreement is, and all other agreements and instruments contemplated hereby, shall be legal, valid and binding agreements of each Shareholder, enforceable against such Shareholder in accordance with their terms; and

21.2.4 the execution, delivery and performance of this Agreement by it will not conflict with any law, order, judgment, decree, rule or regulation of any court, tribunal or government agency or any agreement, instrument or indenture to which such Shareholder or any of its related corporations is a party or by which such Shareholder is bound.

21.3. The Company and the Founder Shareholders represent and warrant that neither the Company nor the Founder Shareholders shall do, allow or procure any act or omission before the repayment of the Convertible Loan which

would constitute a breach of any of the Warranties or would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

21.4 The Company and the Founder Shareholders represent and warrant that each shall use its best endeavours to give to CryptoLogic all such information and documentation relating to the Company in their possession or control as CryptoLogic shall require to enable it to be satisfied as to the accuracy and due observance of the Warranties.

21.5 The Founder Shareholders represent and warrant that, save and except as otherwise expressly set out in this Agreement, there are no agreements between the Company and any Founder Shareholder or any party not dealing at arm-s length with a Founder Shareholder; and, to the extent that any such agreements do exist, as of the Effective Date of this Agreement, such agreements are deemed to be of no further force or effect.

21.6 Games Marketing represents and warrants that the Games Marketing Debt is unsecured, and other than as disclosed in this Agreement (which includes the disclosure contained in Schedule 10 attached hereto), no arrangements, either directly or indirectly, have been made with any parties in any way related to said debt.

21.7 The Shareholders and the Company warrant and undertake with each other that each of the Warranties are true and accurate in all material respects and not misleading at the date of this Agreement and will, continue to be true and accurate in all material respects and not misleading.

21.8 The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.

21.9 If prior to the repayment of any Convertible Loan, the Company becomes aware of any event which results or is likely to result in any of the Warranties being unfulfilled, untrue, incorrect or misleading, it shall immediately notify CryptoLogic in writing thereof and it shall make any investigation concerning the event which CryptoLogic and/or any of its nominees may reasonably require.

22. DURATION AND TERMINATION

22.1 This Agreement shall take effect from the date hereof and continue thereafter without limit in period of time but, upon the registration of the transfer of any Shareholder of all the Shares held by it pursuant to the transfer restrictions set out herein, it shall be released and discharged from all its obligations hereunder as a Shareholder (other than those under Clause 25, or as otherwise expressly provided in this Agreement) but, if at that time there are two or more persons bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between them except as

otherwise provided in this Agreement.

22.2 This Agreement terminates immediately upon the occurrence of any of the following events:

22.1.1 a resolution is passed for the winding up of the Company; or

22.1.2 a receiver, administrator or such other official is appointed over the whole or any substantial part of the assets of the Company or the affairs, business and property of the Company is to be managed by a supervisor under any arrangement made with the creditors of the Company; or

22.1.3 the shares of the Company become listed on a recognised stock exchange.

22.2 Termination of this Agreement shall be without prejudice to the rights and/or liabilities of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this agreement.

22.3 On a winding-up, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and shall endeavour to ensure that:

22.3.1 all existing contracts of the Company are performed so far as resources permit;

22.3.2 no new contractual obligations are entered into by the Company; and

22.3.3 the Company is wound up as soon as practicable.

23. STATUS OF THIS AGREEMENT AND THE PARTIES OBLIGATIONS

23.1 Each Shareholder shall exercise all voting rights and other powers of control available to it in relation to the Company so as to procure (so far as each is respectively able by the exercise of such rights and powers) that, at all times during the term of this Agreement, the provisions of this Agreement are duly and promptly observed and given full force and effect according to its spirit and intention.

23.2 If any provisions of the Articles or any other constitutional document of the Company at any time conflict with any provisions of this Agreement, this Agreement shall prevail and the Shareholders shall, whenever necessary, exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the memorandum or articles of association or such constitutional document of the Company to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

23.3 This Agreement embodies all the terms and conditions agreed upon between

the parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings between the parties in relation to the conduct of the Company, including without limitation any term sheets. Any variation, modification and/or amendment of this Agreement shall be effective only if it is in writing and duly signed and confirmed in writing by each party hereto.

24. CONFIDENTIALITY

24.1 The parties acknowledge that in the course this Agreement, the parties may have access to Confidential Information (as defined below), and accordingly the parties agree to treat such Confidential Information in accordance with this Clause 25.

24.2 For the purpose of this clause:

24.2.1 "**Disclosing Party**" means the party disclosing Confidential Information. "**Disclosing Party**" shall include without limitation, any representatives of any affiliate of a party or any other advisor engaged by a party in connection with this Agreement;

24.2.2 "**Receiving Party**" means the party receiving Confidential Information from the Disclosing Party. "Receiving Party" shall include without limitation, any representatives of any affiliate of a party or any other advisor engaged by a party in connection with this Agreement;

24.2.3 "**Confidential Information**" means all oral, written or machine-readable data and information of value to the Disclosing Party that is not generally known to competitors of the Disclosing Party and is proprietary and/or confidential to the Disclosing Party, and includes, but is not limited to, intellectual property (including but not limited to trade secrets), technical, operations, business, marketing, financial, service, product, sales, customer, employee, research and/or development information of a party or its Affiliates. Confidential Information shall not include information of a party and/or its Affiliates that:

24.2.3.1 is or becomes part of the public domain through no wrongful act of the Receiving Party;

24.2.3.2 is disclosed with the written consent and authorization of the Disclosing Party;

24.2.3.3 is independently developed by the Receiving Party without a breach of this Agreement, provided that the independent development is verified to the Disclosing Party, acting reasonably;

24.2.3.4 the Receiving Party can establish, by documented and competent evidence, was in its possession prior to the date of disclosure; and

24.2.3.5 is received by the Receiving Party without obligation of

confidence from a third party whom the Receiving Party had no reason to believe was not lawfully in possession of such information, free of any obligation of confidence.

24.3 The Receiving Party and its officers, employees, subcontractors and agents shall at all times:

24.3.1 treat the Confidential Information as strictly confidential, and shall not disclose or permit the disclosure of the Confidential Information to any person, corporation or organisation whatsoever without first obtaining written permission from the Disclosing Party, save and except to those officers, employees and/or professional consultants of the Receiving Party with a need-to-know, and upon whom confidentiality obligations substantially similar to those imposed herein have been imposed;

24.3.2 not make use of the Confidential Information other than as required for the sole and exclusive purpose of performing obligations under this Agreement;

24.3.3 take all reasonable precautions against the Confidential Information being accessed, used, acquired by, or disclosed to, any unauthorised person or persons, which precautions shall involve the same degree of care that the Receiving Party uses in preserving the confidentiality of its own confidential information, which shall in no event be less than reasonable care;

24.3.4 observe and abide by any reasonable directions provided by the Disclosing Party in writing with respect to safeguarding or ensuring the confidentiality of such Confidential Information, provided, however, that the provision of, or lack of provision of, directions by the Disclosing Party shall in no way reduce the obligation of the Receiving Party to safeguard and ensure the confidentiality of the Confidential Information in accordance with this Agreement;

24.3.5 promptly return to the Disclosing Party, upon request, or provide confirmation of destruction of, all copies of the Confidential Information, all Confidential Information contained in any retrieval system or database, and any and all tangible material relating to the Confidential Information, including, but not limited to, all copies, notes, computer disks, tapes and compact disks, whether such material was made or compiled by the Receiving Party or furnished by the Disclosing Party; and

24.3.6 not copy, reproduce in any form, store or retain in a retrieval system or database, the Confidential Information without the prior written consent of the Disclosing Party, except for such copies and storage as may be reasonably required internally for the purpose of performing the Services in respect of this Agreement.

24.4 The obligations of non-disclosure set out in Clause 25.3 of this Agreement do not apply to Confidential Information that the Receiving Party is lawfully required to disclose:

24.4.1 to any governmental or regulatory authority or stock exchange having jurisdiction over such Shareholder or person in order to comply with any official directive or guideline, whether or not have the force of law; or

24.4.2 pursuant to an order of a court or other authority of competent jurisdiction

provided that, where possible, before making such disclosure, the Receiving Party shall promptly provide the Disclosing Party with written notice of the requirement to disclose, and shall reasonably cooperate with the Disclosing Party in its actions to secure the confidential treatment of the Confidential Information, or actions taken by the Disclosing Party to challenge, narrow or restrict such order, the costs of which shall be the responsibility of the Disclosing Party.

24.5 The obligations of non-disclosure set out in Clause 25.3 of this Agreement also do not apply to Confidential Information that the Receiving Party discloses in or in relation to a prospectus or other document relation to an offer of Shares in the capital of other securities of the Company or a Shareholder or a related corporation of the Shareholder, provided that such prospectus or other document complies with the relevant legislation applicable to such corporation.

24.6 This Agreement shall not be construed as granting or conferring any rights by licence or otherwise in the Confidential Information disclosed pursuant to this Agreement. All Confidential Information in whatever form (including, but not limited to, information in computer software or held in an electronic storage media) shall be and remain the property of the Disclosing Party. The Receiving Party shall not possess or assert a lien or any other right in the Confidential Information.

24.7 In the event of a breach, or a threatened breach, of any of the provisions of this Clause 25, the Receiving Party acknowledges and agrees that the harm suffered by the Disclosing Party may not be compensable by monetary damages alone and, accordingly, the Disclosing Party, in addition to other available legal or equitable remedies, shall be entitled to seek an injunction against such breach or threatened breach, and the Receiving Party will not challenge such application for injunction on the basis that there is another adequate remedy available at law. This provision does not affect any other remedies available to the parties to this Agreement.

24.8 Each Shareholder agrees that it shall not, and shall not permit, any of its Affiliates to make any public announcement about the discussions regarding this Agreement, the Company, the business conducted by the Company or any other related information, plans or proposals, whether in the form of a press release or otherwise, without first consulting with and obtaining the written consent of all the Shareholders, provided that nothing in this clause shall prevent any Shareholder from complying with any obligations imposed on it or any of its shareholders or Affiliates by such statue or any stock exchange or regulatory authority having jurisdiction over such Shareholder or its shareholders or Affiliates.

25. NOTICES

25.1 Any notice given under this agreement shall be in writing and shall be delivered by hand, transmitted by fax, or sent by pre-paid first class recorded post (or air mail post if the address is outside of the United States) to the address of the party as set out in Clause 26.2, or to such other address notified to the other parties. A notice delivered by hand is deemed to have been received when delivered (or if delivery is not in business hours, 9.00 am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first class recorded post shall be deemed to be delivered forty-eight (48) hours after posting, a notice sent by air mail post shall be deemed to have been received at 10.00 a.m. on the tenth (10) Business Day after it was put into the post. A notice sent by fax to the fax number of the relevant party shall be deemed to have been received at the time of transmission provided the transmission receipt, evidencing the time and date of transmission, is sent by prepaid post to the receiving party as soon as practicable thereafter.

25.2 The addresses for service of notice for:

25.2.1 CryptoLogic

Address: Level 27 Prudential Tower, 30 Cecil Street, Singapore 049712
Fax Number: +65-6336-2896
For the Attention of: Mr. Shailesh Naik

25.2.2 Founder Shareholders as provided in Schedule 2

25.2.3 The Company:

Address: 5752 Oberlin Drive, San Diego CA 92121 USA
Fax number: 1-858-693-6089
For the attention of: William Sutjiadi, CEO

26. SEVERANCE

26.1 If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

26.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

27. COSTS AND EXPENSES

27.1 Unless otherwise expressly stated herein, each party to this Agreement shall bear its own costs incurred relating to the negotiation, preparation, execution and implementation by him of this agreement.

28. CONTINUING EFFECTS OF THIS AGREEMENT

28.1 This Agreement shall be binding upon and shall inure for the benefit of each Shareholders' heir, executors, administrators, personal representatives, successors and permitted assigns.

28.2 No Shareholder may assign, novate, sub-license, transfer, sub-contract or otherwise dispose of any of its rights, assets or obligations created under this Agreement without the prior written consent of the other Shareholders. Notwithstanding the foregoing, CryptoLogic may assign its rights and obligations hereunder to any corporation affiliated or associated with CryptoLogic.

28.3 Without limiting or restricting the applicability of the law governing frustration of contracts, in the event either party fails to meet any of its obligations under this Agreement within the time prescribed, and such failure shall be caused, or materially contributed to, by force majeure (as defined below), such failure shall be deemed not to be a breach of the obligations of such party under this Agreement, and the time for the performance of such obligations shall be extended accordingly as may be appropriate under the circumstances, provided that (i) the party who is unable to meet its obligations due to force majeure provides prompt notice to the other party of the force majeure and its anticipated impact on such party's obligations, which notice may be verbal where written notice is impractical under the circumstances; and (ii) such party takes all reasonable commercial steps to work around the force majeure if possible or, in any event, to minimize the delay arising from the force majeure.

28.4 For the purpose of this Agreement, force majeure shall mean any acts of God, war, natural calamities, strikes or other labour stoppages or disturbances, civil commotions or disruptions, riots, epidemics, acts of government or any competent authority having jurisdiction, or any other legitimate cause beyond the reasonable control of such party, and which, by the exercise of due diligence, such party could not have prevented, but lack of funds on the part of such party shall not be deemed to be a force majeure.

29. COUNTERPARTS

29.1 This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed shall be an original but all the counterparts shall together constitute one and the same document.

30. AMENDMENTS

30.1 No purported variation, modification, amendment or cancellation of this Agreement shall be effective unless made in writing and signed by all Shareholders.

31. WAIVER

31.1 Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement. No failure to exercise and no delay in exercising on the part of any of the parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

32. ARBITRATION

32.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in New York in accordance with the arbitration rules in effect for the time being in force which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of one arbitrator to be mutually agreed between the parties and if no agreement is reach within fourteen (14) days of any notice of arbitration being served, then any party may request the arbitrator to be appointed by the applicable court of New York.

33. GOVERNING LAW AND JURISDICTION

33.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of New York.

IN WITNESS WHEREOF the parties have duly executed this agreement as of the day and year first above written.

JINGLE PRIZE, INC.

Per: [signature]
Name: WILLIAM SOTJIADI
Title: CEO

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

Per: __________
Name: __________
Title: __________

31. WAIVER

31.1 Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement. No failure to exercise and no delay in exercising on the part of any of the parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

32. ARBITRATION

32.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in New York in accordance with the arbitration rules in effect for the time being in force which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of one arbitrator to be mutually agreed between the parties and if no agreement is reach within fourteen (14) days of any notice of arbitration being served then any party may request the arbitrator to be appointed by the applicable court of New York.

33. GOVERNING LAW AND JURISDICTION

33.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of New York.

IN WITNESS WHEREOF the parties have duly executed this agreement as of the day and year first above written.

JINGLE PRIZE, INC.

Per: ____________________
Name: ____________________
Title: ____________________

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

Per: [signature]
Name: Shailesh Naik
Title: President

PROGRESSIVE GAMES PARTNERS LLC

Per: ____________

Name: Nigel Teday

Title: For the Members

SIGNED, SEALED AND DELIVERED In the presence of: ____________ Witness	)))))	____________ WILLIAM SUTJIADI
SIGNED, SEALED AND DELIVERED In the presence of: ____________ Witness	)))))	____________ SLAVA NOVOZHENYA
SIGNED, SEALED AND DELIVERED In the presence of: ____________ Witness	)))))	____________ RAISA CHOBRUTSKAYA
SIGNED, SEALED AND DELIVERED In the presence of: ____________ Witness	)))))	____________ ALLEN WEI

PROGRESSIVE GAMES PARTNERS LLC

Per: ______________________
Name: ______________________
Title: ______________________

SIGNED, SEALED AND DELIVERED In the presence of: ______________________ Witness	)))))	______________________ WILLIAM SUTJIADI
SIGNED, SEALED AND DELIVERED In the presence of: ______________________ Witness	)))))	______________________ SLAVA NOVOZHENYA
SIGNED, SEALED AND DELIVERED In the presence of: ______________________ Witness	)))))	______________________ RAISA CHOBRUTSKAYA
SIGNED, SEALED AND DELIVERED In the presence of: ______________________ Witness	)))))	______________________ ALLEN WEI

SCHEDULE 1

Deed of Adherence

THIS DEED is made and delivered the day of [20]

BY [ ] of [ ]
("Transferee")

In favour of and for the benefit of each and all of the following (other than the Transferor):

(i) the parties to the Shareholders Agreement dated March , 2008 ("Agreement") made between CryptoLogic (Asia Pacific) Pte. Ltd, Jingle Prize, Inc. (the "Company") and The Persons Listed in Exhibit 1 hereof; and

(ii) all persons and corporations who are or subsequently become shareholders of the Company

WHEREAS:

(A) The parties to the Agreement have agreed thereunder to, inter alia, regulate the affairs of the Company and their relationship as shareholders of the Company.

(B) The Transferee is the transferee of [state number of shares and class of shares] shares in the issued share capital of the Company ("Transferred Shares") by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] ("Transferor").

(C) It is a term of the Agreement that Transferee execute this Deed.

NOW THIS DEED WITNESSES as follows.

1 In this Deed all references to the "Agreement" means the Agreement referred to in sub paragraph (i) above and included all amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents (if any)]

2. The Transferee hereby covenants and agrees with each of the parties, persons and corporations in whose favour and for whose benefit this Deed is executed:

(a) that in consideration of an upon the registration in the Company's register of members the Transferee as the holder of the Transferred Shares, the Transferee will as from the date of the registration of the Transferee as

holder of the Transferred Shares, observe and discharge all the terms and conditions of the Agreement which are applicable to it as a Shareholder (as defined in the Agreement) in all respects as if it has been a party thereto;

(b) that in the event that the Transferred Shares were transferred to the Transferee pursuant to Clause [ ] of the Agreement, the liability of the Transferee by virtue of this Deed to each of the parties, persons or corporation (other than the Transferor) in whose favour and for whose benefit this Deed is executed shall be joint and several with the Transferor; and

(c) that this Deed is enforceable against the Transferee by any of the parties, persons or corporations in whose favour and for whose benefit this Deed is executed.

3. For the purposes of the Agreement, the contact details of the Transferee are:

Address:
Facsimile:
Attention:

4. Save as may be expressly provided in the Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor's obligations and liabilities under the Agreement.

5. This Deed is governed by New York law.

IN WITNESS this Deed has been entered into on the date stated at the beginning of it.

[for individual Transferee] SIGNED as a deed by in the presence of :	)	
	)	
	)	
______________________	)	______________________
Witness	)	Name:

[for corporation Transferee] The Common Seal of was hereunto affixed in the presence of	)	
	)	______________________
	)	Director
	)	
	)	______________________
	)	Director/Secretary
	)	

Exhibit 1

Name of Shareholder
William Sutjiadi
Slava Novozhenya
Raisa Chobrutskaya
Allen Wei
Progressive Games Partners LLC

SCHEDULE 2

Founder Shareholders and Shareholdings

Name of Shareholder	Address	Number and class of Shares held
William Sutjiadi	14188 Classique Way San Diego, CA 92129	12,477,800 Common
Slava Novozhenya	9531 Questa Pointe San Diego, CA 92126	6,128,450 Common
Raisa Chobrutskaya	11681 Westview Parkway San Diego, CA 92126	4,393,750 Common
Allen Wei	7128 La Jolla Scenic Drive South La Jolla, CA 92037	2,000,000 Common
Progressive Games Partners LLC	IOMA HOUSE Hope Street Douglas Isle of Man IM1 1AP British Isles Attn: Nigel Tebay	6,250,000 Common
TOTAL		**31,250,000**

SCHEDULE 3

Indebtedness of the Company to a Third Party

Andrew McDonald - $44,900.00

Giving Avenue Inc. - $46,100.00

Elia Yuanta - $25,000.00

Progressive Games Partners LLC - $410,000

Descriptions of Above Indebtedness:

- Andrew McDonald – 2 loans total of: $44,900
  1st Loan:
  Loan type: Unsecured Loan
  Date incurred: 10/31/07 for the amount of $19,900
  Payment Terms: Full Payment due on 10/31/08, no minimum payment required. Interest rate is 8% per annum. If not paid in full by the due date, the loan continues at 8% per annum with minimum payment of $2,000/month

  2nd Loan:
  Loan type: Unsecured Loan
  Date incurred: 01/16/08 for the amount of $25,000
  Payment Terms: Full Payment due on 06/01/2008, no minimum payment required. Interest rate is 6% per annum. If not paid in full by the due date, the loan continues at 6% per annum with minimum payment of $2,500/month.

- Giving Avenue Inc -- $46,100
  Loan type: Unsecured Loan
  Date incurred: 3/22/06
  Payment Terms: No interest, no payment until 3/31/2008. If not paid in full by 3/31/2008, the loan becomes an interest bearing loan at 6% per annum with minimum payment of $3,500/month.

- Elia Yuanta -- $25,000
  Loan type: Unsecured Loan
  Date incurred: 2/6/2008
  Payment Terms: Full Payment due on 8/31/2008, no minimum payment required. Interest rate is 6% per annum. If not paid in full by the due date, the loan continues at 6% per annum with minimum payment of $2,500/month.

- Progressive Games Partners LLC -- $410,000
  As stated in section 4.8

SCHEDULE 4

FUTURE ADVANCE PAYMENTS, SCHEDULE AND CONSIDERATION

DATE	AMOUNT	CONSIDERATION
September 1, 2008	$400,000	• new Series A Preferred Stock which shall represent 4.44% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.
December 1, 2008	$300,000	• new Series A Preferred Stock which shall represent 3.33% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.
March 1, 2009	$300,000	• For $100,000, new Series A Preferred Stock which shall represent 1.11% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis; and • For $200,000, Convertible Debt with the ability to be converted into new Series A Preferred Stock which shall represent 2.22% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.
June 1, 2009	$500,000	• Convertible Debt with the ability to be converted into new Series A Preferred Stock which shall represent 5.55% of the entire enlarged issued share capital of the Company on a Deemed Converted and Fully Diluted Basis.

SCHEDULE 5

Conversion Notice

From: CryptoLogic (Asia Pacific) Pte. Ltd.

To: Jingle Prize, Inc.

Date:

Dear Sirs,

I refer to the shareholders agreement (the "Agreement") dated March , 2008 made between, amongst others, Jingle Prize, Inc. and CryptoLogic (Asia Pacific) Pte. Ltd. ("CryptoLogic"). Capitalised terms defined in the Agreement shall have the same meaning in this notice.

We hereby irrevocably give notice to convert such amount of the Convertible Loan as specified below into fully paid Series A Preferred Stock in accordance with the Agreement, such shares to be issued in the name of the CryptoLogic (Asia Pacific) Pte. Ltd. and as specified below.

Amount of the Convertible Loan to be converted: ____________________

Number of Shares to be Issued: ____________________

Name in which Series A Preferred Stock to be issued : ____________________

Signature of CryptoLogic: ____________________

Yours faithfully

For and on behalf of

CryptoLogic (Asia Pacific) Pte. Ltd.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by

____
Authorised Signatory
For and on Behalf of
CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
JINGLE PRIZE, INC.

in the presence of

Name
Address
Occupation

Signed by

____
Authorised Signatory
For and on Behalf of
PROGRESSIVE GAMES PARTNERS LLC

in the presence of

Name
Address
Occupation

Signed by

WILLIAM SUTJIADI

in the presence of

Name
Address
Occupation

Signed by

SLAVA NOVOZHENYA

in the presence of

Name
Address
Occupation

Signed by

RAISA CHOBRUTSKAYA

in the presence of

Name
Address
Occupation

Signed by

ALLEN WEI

in the presence of

Name
Address
Occupation

SCHEDULE 6

PERFORMANCE MILESTONES

		Q1*	Q2	Q3	Q4
REVENUES		$147,500	$332,500	$580,000	$977,500
EBITDA		$(511,661)	$(237,420)	$(84,510)	$227,190
Requirements:					
75%	Revenue target must exceed	$110,625	$249,375	$435,000	$733,125
75%	EBITDA target must exceed	$(682,214)	$(316,560)	$(112,200)	$170,392

*For purposes of this Schedule 6, Q1 begins on the date following execution of this Agreement and ends 3 months thereafter, and Q2, Q3 and Q4 are the three successive 3-month periods that follow at the end of Q1.

SCHEDULE 7

REVIEW PERIOD MILESTONES

At the conclusion of each twelve (12) month period during the Review Period, which review period shall commence on June 1, 2008, the Company and CryptoLogic shall determine whether actual performance numbers of the Company during the said twelve (12) month period ("**Actuals**") in respect of various milestones (which consists of EBITDA, Revenue, Paying Players, Active Players and Active Player Hours, all as defined herein (collectively, the "**Review Period Milestones**")) meet, exceed or fall below the target performance numbers (**Targets**") for such Review Period Milestones (as set out in the "Year 1 Table", "Year 2 Table" and "Year 3 Table" below). Each of the Targets shall carry a percentage weighting (the "**Weight Percentage**"), the total of which weighting shall equal one hundred percent (100%), and each of the tables below shall specify the total extra valuation available for each Target (assuming achievement of the respective Target). The maximum aggregate amount of Contributed Surplus CryptoLogic shall be required to contribute, if any, over the entire Review Period, shall be $1,153,981.20. The actual amount of Contributed Surplus CryptoLogic shall be required to contribute, if any, over the entire Review Period shall be calculated as follows:

(i) Each Actual shall be compared against the Target related to such Actual, to determine what percentage of the Target the Actual was achieved (in each case, the "**Achieved Percentage**");

(ii) Notwithstanding anything herein contained, in the event that the Achieved Percentage related to any Actual is less than fifty percent (50%), the said Achieved Percentage shall, in respect of the further provisions of this Schedule 7, be deemed to be 0%. In addition, in the event that the Achieved Percentage related to any Review Period Milestone Actual is greater than one-hundred and twenty (120%) percent, the said Achieved Percentage shall, in respect of the further provisions of this Schedule 7, be deemed to be 120%;

(iii) Upon establishing the Achieved Percentage for a Review Period Milestone Actual, the said Achieved Percentage shall be multiplied by the Weight Percentage associated with the subject Actual, and the product thereof shall be multiplied by the aggregate Available Extra Valuation (as set out in the "Year 1 Table", "Year 2 Table" and "Year 3 Table" below) for the subject of twelve (12) month period. The result of such calculations shall hereafter be referred to as an "**Extra Valuation Amount**";

(iv) At the end of each year of the Review Period, the parties shall calculate the aggregate of all Extra Valuation Amounts for such year (the "**Aggregate Valuation Amount**"). The Aggregate Valuation Amount shall then be multiplied by the then current percentage equity ownership CryptoLogic holds in the Company (the "**CryptoLogic Equity Interest**") and the result shall equal the Contributed Surplus amount for such year. For the purposes of this part (iv), when calculating the CryptoLogic Equity Interest, all convertible debt held by CryptoLogic in the Company pursuant to clause 5 of the Shareholders Agreement to which this schedule is attached shall be deemed converted.

The following Working Example Table (below) simulates the calculation process used to determine the Contributed Surplus Amount for a given year. It is understood that the "Actual" column in the Working Example Table below has been completed solely as a means to provide the following example:

(i) EBITDA "Actual" meets EBITDA "Target", and therefore the Extra Valuation Attained equals the Extra Valuation Available;

(ii) Revenue "Actual" falls below Revenue "Target" by 12%, and therefore Extra Valuation Attained falls below Extra Valuation Available by 12%;

(iii) Paying Players "Actual" exceeds Paying Players "Target" by 20%, and therefore Extra Valuation Attained exceeds Extra Valuation Available by 20%;

(iv) Active Players "Actual" exceeds Active Players "Target" by 9%, and therefore Extra Valuation Attained exceeds Extra Valuation Available by 9%; and

(v) Active Player Hours "Actual" exceeds Actual Player Hours "Target" by 12%, and therefore Extra Valuation Attained exceeds Extra Valuation Available by 12%.

Pursuant to the Working Example Table, assuming the CryptoLogic Equity Interest equals 27.78%, the actual amount of Contributed Surplus which would be payable by CryptoLogic for such year equals 27.78% of the sum of the Extra Valuation Attained for each respective Review Period Milestone, or $260,000 in the aggregate.

WORKING EXAMPLE TABLE

Extra Valuation Available: $865,000

Review Period Milestones						
			*Upside Cap**	*120%*		
			*Downside Threshold**	*50%*		
					Extra Valuation	
	Weight	Target	Actual	Achievement Ratio*	Available	Attained
EBITDA	10%	$(1,156,000)	$(1,156,000)	100%	$87,000	$87,000
Revenue	15%	$2,038,000	$1,800,000	88%	$130,000	$115,000
Paying Players	20%	56,000	85,000	120%	$173,000	$208,000
Active Players	30%	448,000	490,000	109%	$260,000	$284,000
Active Player Hours	25%	3,584,000	4,000,000	112%	$216,000	$241,000
	100%			108%	$865,000	**$934,000**

Contributed Surplus: 260,000

* "Achievement Ratio" is capped at 120% for each Milestone, and, if the Milestone "Actual" falls below 50% of the Milestone "Target", "Achivement Ratio" shall equal 0%.

The following tables, each entitled "Year 1 Table", "Year 2 Table" and "Year 3 Table" shall constitute the actual tables used in the calculation of Contributed Surplus, if any, CryptoLogic shall be required to contribute to the Company. At the conclusion of each annual period during the Review Period, CryptoLogic and the Company shall mutually determine each Review Period Milestone "Actual" for each Review Period Milestone in the respective annual period in order to calculate the Contributed Surplus payable, if any, for such period (it being understood that the aggregate of all Contributed Surplus payable for all annual periods shall be contributed by CryptoLogic within 60 days after the conclusion of the Review Period, and no earlier).

YEAR 1

Extra Valuation Available for Year 1: $865,000

Year 1 Review Period Milestones			Upside Cap* / Downside Threshold*	120% / 50%	Extra Valuation	
	Weight	Target	Actual	Achievement Ratio*	Available	Attained
EBITDA	10%	$(1,156,000)		%	$87,000	
Revenue	15%	$2,038,000		%	$130,000	
Paying Players	20%	56,000		%	$173,000	
Active Players	30%	448,000		%	$260,000	
Active Player Hours	25%	3,584,000		%	$216,000	
	100%			%	$865,000	

Contributed Surplus:

"Achievement Ratio" is capped at 120% for each Review Period Milestone, and, if the Review Period Milestone "Actual" falls below 50% of the Review Period Milestone "Target", "Achivement Ratio" shall equal 0%.

YEAR 2

Extra Valuation Available for Year 2: $865,000

Year 2 Review Period Milestones	Weight	Target	Actual	Achievement Ratio*	Extra Valuation Available	Extra Valuation Attained
			*Upside Cap**	*120%*		
			*Downside Threshold**	*50%*		
EBITDA	20%	$2,692,000		%	$173,000	
Revenue	30%	$7,568,000		%	$260,000	
Paying Players	25%	209,000		%	$216,000	
Active Players	5%	1,672.000		%	$43,000	
Active Player Hours	20%	13,376,000		%	$173,000	
	100%			%	$865,000	

Contributed Surplus:

* "Achievement Ratio" is capped at 120% for each Review Period Milestone, and, if the Review Period Milestone "Actual" falls below 50% of the Review Period Milestone "Target", "Achivement Ratio" shall equal 0%.

YEAR 3

Extra Valuation Available fro Year 3: $1,731,000

Year 3 Review Period Milestones	Weight	Target	Actual	Achievement Ratio*	Extra Valuation Available	Extra Valuation Attained
			*Upside Cap**	*120%*		
			*Downside Threshold**	*50%*		
EBITDA	55%	$7,118,000		%	$952,000	
Revenue	30%	$14,625,000		%	$519,000	
Paying Players	5%	432,000		%	$87,000	
Active Players	5%	3,456,000		%	$87,000	
Active Player Hours	5%	27,648,000		%	$87,000	
	100%			%	$1,731,000	

Contributed Surplus:

* "Achievement Ratio" is capped at 120% for each Review Period Milestone, and, if the

Review Period Milestone "Actual" falls below 50% of the Review Period Milestone "Target", "Achivement Ratio" shall equal 0%.

Milestone Definitions

EBITDA means the trailing twelve months EBITDA;

Revenue means the trailing twelve months revenue;

Paying Players means the number of players who have paid for a subscription of at least $20 during the year, which has not expired, plus those others who have deposited and spent (had raked) a like sum of money during the year;

Active Players means players who have played at least once per month for 2 months (trailing 2-month monthly average), whether for free or for money; and

Active Player Hours means the total number of hours played by all Active Players (trailing 2-month monthly average).

Adjustments

If the revenue target is achieved (or portion thereof), the Paying Players "Target" is automatically achieved at least in the same proportion.

The calculation for the Active Players target and Active Player Hours target is based upon the number of Paying Players. Active Players is estimated to equal the number of paying players multiplied by 8, and the number of Active Player Hours is estimated to be 8 hours per Active Player per month (calculated as the average of the last two months in the Review Period).

SCHEDULE 8

FINANCIAL STATEMENTS

See Attached

Mahjong Time
Balance Sheet
As Of February 15, 2008

	Feb 15, 08	
ASSETS		
Current Assets		
Checking/Savings		
Union Bank Checking Acct	-760.63	
Total Checking/Savings	-760.63	note: still needs to be reconciled w/ other accts
Accounts Receivable		
A/R - Licensing	7,532.00	
Total Accounts Receivable	7,532.00	
Other Current Assets		
Undeposited Funds	-12,455.12	note: still needs to be reconciled w/ other accts
Inventory		
Mahjong Set	1,700.40	
Total Inventory	1,700.40	
Total Other Current Assets	-10,754.72	
Total Current Assets	-3,983.35	
Fixed Assets		
Accumulated Depreciation	-1,845.00	
Furniture - Office	5,298.01	
Computer Equipment	5,441.70	
Total Fixed Assets	8,894.71	
Other Assets		
REC - Shareholders	100.00	
Security Deposits Asset	1,510.00	
Total Other Assets	1,610.00	
TOTAL ASSETS	**6,521.36**	
LIABILITIES & EQUITY		
Liabilities		
Current Liabilities		
Accounts Payable		
A/P - Players	11,856.71	
A/P - Vendors	19,060.96	
Total Accounts Payable	30,917.67	
Credit Cards		
Amex OPEN	10,000.00	
Total Credit Cards	10,000.00	
Other Current Liabilities		
Deferred Salary	43,768.65	
Founders Loan -- RC	34,787.00	

Founders Loan -- WS	226,130.83
Founders Loan -- SN	52,179.80
N/P - AW	25,000.00
N/P - FP	46,100.00
N/P - CAM	44,900.00
Total Other Current Liabilities	472,866.28
Total Current Liabilities	513,783.95
Long Term Liabilities	
N/P - Games Marketing	360,000.00
Total Long Term Liabilities	360,000.00
Total Liabilities	873,783.95
Equity	
Shareholder Equity	200,000.00
Capital Stock	100.00
Retained Earnings	-510,993.71
Net Income	-556,368.88
Total Equity	-867,262.59
TOTAL LIABILITIES & EQUITY	6,521.36

Mahjong Time
Profit & Loss
January Through December 2007

	Jan - Dec 07
Ordinary Income/Expense	
Income	
Game Credit Sales	5,785.00
Licensing Revenue	24,968.00
Subscription Revenue	38,866.35
Tournament Revenue	62,735.68
Total Income	132,355.03
Cost of Goods Sold	
Bonus Money Used	27,682.86
Total COGS	27,682.86
Gross Profit	104,672.17
Expense	
Graphic and Printing	2,026.70
Subscription and Membership	0.00
Bank Service Charges	1,358.00
Computer Leasing	5,801.87
Domain and Business Permit	325.66
Network and Internet Expenses	
Equipment and Software	2,138.25
Server and colocation	7,835.64
Telephone Expense	3,863.91
Total Network and Internet Expenses	13,837.80
Depreciation Expense	1,845.00
Insurance Expense	
Health & Dental	3,075.14
Total Insurance Expense	3,075.14
Interest Expense	
Finance charge CC	3,358.58
HELOC Interest	4,577.99
Total Interest Expense	7,936.57
Marketing and Promotion	
Tournament Winning	4,927.20
Affiliate Commission	2,369.89
Affiliate Mgmt Fee	11,466.47
Advertising	7,616.61
CPC	32,177.26
Trade Show	4,879.38
Total Marketing and Promotion	63,436.81
Merchant Account Fee	5,728.68
Office Supplies	1,259.91
Payroll Expenses	
Employer Taxes	11,057.39
Payroll	194,273.97

Total Payroll Expenses	205,331.36
Postage and Shipping	102.85
Professional Fees	
Consulting Services	3,250.00
Accounting Fees	1,335.75
Legal Fees	60,091.84
Outsourcing Service	258,951.64
Total Professional Fees	323,629.23
Rent Expense	13,175.00
Taxes	
State	128.73
Total Taxes	128.73
Travel Expense	
Meals and Entertainment	2,882.58
Travel & Airfare	29,146.79
Total Travel Expense	32,029.37
Total Expense	681,028.68
Net Ordinary Income	576,356.51
Net Income	576,356.51

SCHEDULE 9

DEFINITION OF NET REVENUE

"Net Revenue" means gross revenue from qualifying business arrangements less:

a) any affiliate or similar fees payable by the Company in respect of the said gross revenue;

b) any revenue share amounts payable by the Company to third parties in respect of such gross revenue (regardless of source, save and except for the amounts payable to Games Marketing);

c) all commissions payable to Mahjong Associations related to the said gross revenue; and

d) all processing fees payable by the Company and associated with the said gross revenue.

SCHEDULE 10

GAMES MARKETING DEBT REPAYMENT ARRANGEMENT

The parties expressly acknowledge and agree that, as between Games Marketing and the Company, the terms and conditions associated with the Games Marketing Debt are set forth, in their entirety, in Clause 4.8 of this Agreement, and that, save and except as expressly set forth in Clause 4.8, the Company has no obligations or liabilities whatsoever to Games Marketing in respect of the Games Marketing Debt.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the Founders and Games Marketing have entered into additional arrangements (the terms and conditions of which arrangements are entirety set forth in their entirely in this Schedule 10) relating to the Games Marketing Debt, as hereinafter set forth.

Notwithstanding the fact that the Games Marketing Debt is a non-interest bearing obligation of the Company, it is expressly agreed that, as between the Founders and Games Marketing, the principal balance outstanding in respect of the Games Marketing Debt shall notionally accrue simple interest (i.e. accrued interest is not compounded) at a rate of 8% per annum commencing on March 1, 2009 (the "**Interest**"). The Interest shall constitute a direct obligation of the Founders (other than Games Marketing) payable upon and subject to the further terms and conditions hereof, and at no time shall become an obligation of the Company.

Commencing December 1, 2009, the outstanding principal amount of the Games Marketing Debt shall commence being repaid by the Founders (other than Games Marketing and Allen Wei) to Games Marketing, and shall be paid in eighteen (18) equal monthly instalments by the Founders (the "**Monthly Founder Payments**"), in the following respective proportions:

William Sutjiadi	–	54.4%
Slava Novozhenya	–	26.6%
Raisa Chobrutskaya	–	19.0%

(collectively, the "**Proportionate Amounts**")

For clarity, assuming that each Monthly Founder Payment is equal to $20,000, William Sutjiadi shall be responsible for $10,880 of such payment, Slava Novozhenya shall be responsible for $5,320 of such payment and Raisa Chobrutskaya shall be responsible for $3,800 of such payment.

It is expressly acknowledged that the obligation to pay any Monthly Founder Payments shall be reduced on a dollar for dollar basis, by any payments made by the Company to Games Marketing in respect of the Games Marketing Debt. As an example, if, at December 1, 2009, the principal amount owing on the Games Marketing Debt has been reduced to $400,000 (assuming that, for this example, the Company has repaid $10,000 of such debt), the Founders (other than Games Marketing and Allen Wei), shall be responsible to commence Monthly Founder Payments, however the first payment shall be reduced by the $10,000 already paid to Games Marketing by the Company. By way of further example, if, at January 1, 2010, the Company provides a $200,000 lump sum principal payment towards the Games Marketing Debt, the obligation on the Founders to make further Monthly Founder Payments shall be deemed satisfied and discharged for the next 9 month

period (being $200,000 divided by $22,222.22). At the conclusion of such 9 month period, provided that no further payments have been made by the Company on account of Games Marketing Debt, the Monthly Founder Payments shall recommence.

On June 1, 2011, the Founders (other than Games Marketing and Allen Wei) shall pay to Games Marketing all Interest, it being acknowledged that the Interest is a direct obligation of the Founders (other than Games Marketing and Allen Wei) and not the Company. The Interest payment shall be made by such Founders based on the Proportionate Amounts.

It is acknowledged that to the extent that the Founders (other than Games Marketing and Allen Wei) are required to make any Monthly Founder Payments, such Monthly Founder Payments shall automatically reduce the amount of the Games Marketing Debt and such amounts become indebtedness of the Company to the paying Founders having regard to the Proportionate Amounts and the amount paid by each such Founder (the "**Founders Debt**"), and the same repayment terms as applied to the Games Marketing Debt shall apply to the Founders Debt, although no amount of the Founders Debt shall be repaid by the Company until the Games Marketing Debt is satisfied in full.

In the event that that the Founders (other than Games Marketing and Allen Wei) are unable to make any Monthly Founder Payments then due (notwithstanding the obligation to make such payments being joint and several), Games Marketing shall be entitled at such time to purchase from each Founder (other than Games Marketing and Allen Wei) common shares equivalent in value to the amount of the Monthly Founder Payment(s) in default and owed by the subject Founder, at a price equivalent to the Fair Value less 33%. Games Marketing shall have 30 days after default in such payment to exercise such purchase right and, to the extent Games Marketing exercises such purchase right, the corresponding Monthly Founder Payment(s) then in default shall be cancelled in exchange for the transfer of such common shares from the subject Founders.